UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Cooper-Standard Holdings Inc.
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A Letter from our Chairman and Chief Executive Officer
To Our Investors,
On behalf of the Board of Directors of Cooper-Standard Holdings Inc. (the “Board”), I am pleased to invite you to electronically attend the 2021 Annual Meeting of the Stockholders (the “Annual Meeting”) to be held May 20, 2021, beginning at 9:00 a.m., Eastern Time. I would like to thank you for your ongoing support as we continue to address the dynamic business environment caused by the COVID-19 pandemic. While 2020 has brought many challenges, I am pleased with how our team responded to protect the health and safety of the Company’s employees, communities and business.
Remaining focused on core values, the global team stepped up to meet every challenge and performed exceptionally well in the areas of the business we could control. I could not be prouder, not only for the way we responded to adversity, but also how we significantly improved the business throughout the year. Below are a few highlights for 2020:
•Total Safety Culture has been a long-standing core value and strength at Cooper Standard. We continue to beat the industry benchmark each year to deliver world-class safety results. The pandemic brought a new hyper-focused effort to define and implement stringent safety guidelines to help reduce risk and prevent the virus from entering our buildings.
•Cooper Standard and its employees continue to give back to local communities. Together we partnered with customers in the emergency production of critically short ventilators and PPE while also volunteering for, and donating to, many significant causes. From 3D printing of ear savers for face masks, to food collection and community revitalization, the Company’s employees continue to live out the core values of Community Partner.
•The constant focus on operational excellence is driving results. From manufacturing operations to product development and information technology, the Cooper Standard team continues to execute with excellence each day. At the end of 2020, 97 percent of our customer scorecards for product quality were green, and 98 percent were green for program launches.
•Cooper Standard’s employees continually work to execute our Driving Value Plan, an initiative which defines the way the Company expects a double-digit return on invested capital (ROIC) over the next two to three years. Through this plan, we successfully reduced fixed overhead costs by more than $80 million year-over-year and delivered significant savings through supply chain optimization and improved operating efficiency. I am proud of the progress we have made thus far, and I am pleased to report that we are on track to achieve our defined ROIC objectives.
•Sustained focus and discipline around environmental, social and governance (ESG) topics are driving action and improved results. The focus in this area continues to mature and is gaining recognition from third-party ratings agencies. In 2020, we meaningfully improved five out of six priority ratings. In addition, we were thrilled to be recognized for the second consecutive year as One of the World’s Most Ethical Companies® by Ethisphere and as one of America’s Most Responsible Companies by Newsweek.
•To reinforce the commitment and focus on our core value of Diverse Talent, during 2020, we officially published a global diversity policy and established a Diversity, Inclusion and Belonging action group to help promote a culture that values the perspectives and leverages the strengths of all employees.

Our employees are working hard to uphold the Company’s values and deliver sustained value to all stakeholders. This includes delivering high-quality products and outstanding service to customers; maintaining mutually beneficial partnerships with suppliers; offering career growth and a positive, safe work environment for employees; volunteering in and improving communities; and delivering improved financial results for investors. Our culture, with core values at its foundation, is delivering on this valued proposition.
In closing, I would like to once again thank you for your support as we continue to enhance the business and return to 10 percent or higher ROIC in the coming years. I encourage you to participate in our Annual Meeting, as your vote and engagement are important to the ongoing success of the Company. This year’s Annual Meeting will again be a virtual format. You will be able to attend the meeting online, vote your shares electronically and submit your questions during the meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CPS2021. Details of the business to be conducted at the Annual Meeting are given in the Notice of the 2021 Annual Meeting of the Stockholders and the proxy statement.
Thank you in advance for your cooperation and continued support.
Sincerely,
Jeffrey S. Edwards
Chairman and Chief Executive Officer

2021 ANNUAL MEETING OF THE STOCKHOLDERS
Meeting Notice
Where
Online via live webcast at www.virtualshareholdermeeting.com/CPS2021. You may vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CPS2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.
When
Thursday, May 20, 2021
9:00 a.m. Eastern Time
Online check-in will begin at 8:30 a.m. Eastern Time, and you should allow ample time for the online check-in procedures.
Items of Business
•To elect the director nominees described in the proxy statement for a one-year term ending at the next annual meeting of the stockholders;
•To hold an advisory vote on named executive officer compensation;
•To ratify the appointment of the independent registered public accounting firm for the 2021 fiscal year;
•To approve the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan; and
•To conduct any other business if properly brought before the Annual Meeting.
 You will find more information about the matters to be voted on at the Annual Meeting in the proxy statement.
Record Date
Holders of the Company’s common stock as of the close of business on March 26, 2021, the record date, are entitled to vote at the Annual Meeting. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 40300 Traditions Drive, Northville, Michigan, 48168, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/CPS2021 when you enter your 16-digit control number.
Pre-meeting Questions to Management
The online format used by the Company for the Annual Meeting also allows us to communicate more effectively with you. Stockholders can submit appropriate questions in advance of the Annual Meeting by visiting www.proxyvote.com. Stockholders will need their 16-digit control number to enter the website.
Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. You may revoke your proxy at any time before it is exercised. You will find instructions on how to vote on page 1 of the proxy statement.
By Order of the Board of Directors,
Joanna M. Totsky
Senior Vice President, Chief Legal Officer & Secretary
April 8, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 20, 2021
The Notice of the 2021 Annual Meeting, the 2021 Proxy Statement, and the Company’s 2021 Annual Report to Stockholders for the year ended December 31, 2020 are available free of charge at: https://www.proxyvote.com.

2021 ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement
April 8, 2021
i

This proxy statement was first sent or made available to stockholders on or about April 8, 2021.
Voting and Virtual Meeting Information
Who is entitled to vote?
Holders of the Company’s common stock as of the close of business on March 26, 2021, the record date, are entitled to vote at the Annual Meeting. On March 26, 2021, 16,942,163 shares of common stock were outstanding and, thus, eligible to be voted. Each outstanding share of common stock will be entitled to one vote on each proposal.
How does the Board of Directors recommend that I vote on matters to be considered at the Annual Meeting and what is the vote required to approve each proposal?
You may vote for or against or abstain from voting on each proposal submitted for voting. Provided that there is no competing proxy, if you are a beneficial owner and do not provide voting instructions to your broker, trustee, or other nominee under the New York Stock Exchange (“NYSE”) rules, your broker, trustee, or other nominee has the discretion to vote those shares only on matters that are routine. A broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”
The following table sets forth how the Board recommends that you vote, the vote required for approval and the effect of abstentions and broker non-votes for each of the following Proposals for the Annual Meeting.

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
1	Election of Directors	FOR ALL	More votes are cast “for” than “against” a nominee.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
2	Advisory Vote on Named Executive Officer Compensation	FOR	More votes are cast “for” than “against” the proposal.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
3	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2021	FOR	More votes are cast “for” than “against” the proposal.	Abstentions have no effect on the outcome of the vote. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal in uncontested situations.
4	Approval of the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan	FOR	More votes are cast “for” than “against” the proposal.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
How do I vote before the Annual Meeting?
We encourage stockholders to submit their votes in advance of the Annual Meeting. If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. By following the instruction provided in your proxy card, you may submit your votes in the following ways:

Vote online at www.proxyvote.com until 11:59 p.m. Eastern Time on May 19, 2021	Call 1-800-690-6903 until 11:59 p.m. Eastern Time on May 19, 2021	Mail Proxy Card to: Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717

If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in “street name”), you are considered to be the beneficial owner of those shares, and you have the right to give instructions to your broker, trustee or other nominee on how to vote your shares following the instructions provided in the voting instructions form.
How do I vote online during the Annual Meeting?
You may vote your shares by completing a ballot online during the designated time during the Annual Meeting if you are a stockholder of record or a “street name” holder.
How can I change my vote?
After you have submitted your proxy or voting instructions by the Internet, telephone, or mail, you may revoke your proxy at any time until it is voted at the Annual Meeting. If your shares are registered in your name, you may do this by (i) written notice of revocation to the secretary of the Company; (ii) timely delivery of a valid, later-dated proxy or later-dated vote by telephone or Internet; or (iii) voting your shares online during the Annual Meeting. If your shares are held in street name, you may revoke your vote (i) through your broker, trustee or other nominee in accordance with their voting instructions, or (ii) by subsequently voting online during the Annual Meeting.
What constitutes a quorum at the Annual Meeting?
The presence of the holders of a majority of the outstanding shares of our common stock, in person or by proxy, will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum at the Annual Meeting.
What if I do not specify how I want my shares voted?
If you return your proxy card with no votes marked or do not specify when giving your proxy by telephone or online how you want to vote your shares, we will vote them:
•FOR the election of all nominees for director (Proposal 1);
•FOR the approval of named executive officer compensation (Proposal 2);
•FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021 (Proposal 3); and
•FOR the approval of the approval of the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan (Proposal 4).
Who pays for this proxy solicitation?
This solicitation of proxies is made by and on behalf of the Board of Directors. We will bear the cost of the solicitation of proxies. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees, or other institutions or stockholders although we reserve the right to do so. In addition, our officers, directors, and employees may solicit proxies in person, by telephone, or other means of communication, but they will not receive any additional compensation in connection with such solicitation.
How can I attend the Annual Meeting?
This year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted through an audio webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CPS2021. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
The meeting webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online access to the meeting will open at 8.30 a.m., Eastern Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system.

What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
For technical difficulties, you may call (800) 586-1548 (US) or (303) 562-9288 (International).
How do I submit a question at the 2021 Annual Meeting?
If you wish to submit a question, you may do so in two ways:
•Before the meeting: Once you receive your proxy materials, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on "Question for Management," type in your question, and click "Submit." You may submit questions through this pre-meeting forum until the start of the meeting.
•During the meeting: Log into the virtual meeting platform at www.virtualshareholdermeeting.com/CPS2021 to attend the meeting, during which you may type your question into the "Ask a Question" field, and click "Submit."
Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at http://www.ir.cooperstandard.com/investor-relations. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

Proposal 1: Election of Directors

Director Core Competencies & Diversity

The following matrix identifies why specific experiences, qualifications, attributes, and skills are integral to the success of Cooper Standard and how the key skills and experiences of our directors and director nominees align with those needs. A particular director or director nominee may possess additional experience, qualifications, attributes, or skills, even if not expressly indicated below.

Key Skills and Experience	Board Composition
Industry experience is important to providing relevant understanding of our business, strategy, and marketplace dynamics.	9/10
Leadership experience is important to providing the corporation with unique insights on developing talent, a productive work culture, and strategy in solving problems in large, complex organizations.	10/10
Operational experience is important to ensuring the corporation functions at the highest level of efficiency possible.	8/10
Corporate Finance experience is important in overseeing accurate financial reporting, informed decision making on value-adding initiative, and robust auditing.	7/10
Mergers & Acquisitions experience is critical to strategically pursuing complementary acquisitions and joint ventures that enhance our customer base, geographic penetration, scale and technology.	10/10
International Business experience is critical to cultivating and sustaining business and governmental relationships internationally and providing oversight of our multinational operations.	9/10
Engineering & Material Science experience is critical to ensuring we are able to provide our customers with market-leading solutions with predictable quality that meet and exceed expectations.	5/10
Production & Manufacturing experience is critical to ensuring optimal processes are used in the creation of our products.	7/10
Innovation & Technology Strategy experience is integral to furthering our commitment to having a culture that encourages innovative ideas that are translated into development of new and advanced technologies.
6/10
Management of Intellectual Property experience is integral to protecting the value of our ideas and technologies that provide significant competitive advantages and contribute to our global leadership position in various markets.
6/10

Director Recruitment Process

Process
The Board is responsible for selecting its own members and recommending them for election by the stockholders. The Board delegates the screening process to the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”). The Nominating and Corporate Governance Committee, with the active involvement and input from the Chairman and CEO and other members of the Board, as appropriate, will consider candidates recommended by stockholders, management, members of the Board, and other sources as necessary, including search firms it may engage to assist in the identification and evaluation of qualified director candidates. The procedures for a stockholder to nominate director candidates are described under “Submitting Stockholder Proposals and Nominations for the 2022 Annual Meeting” in this proxy statement. The Nominating and Corporate Governance Committee will evaluate candidates recommended by the stockholders using the same criteria that it uses in evaluating any other candidate.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of Board members considering current Board composition, Company strategy and all relevant facts and circumstances at that time.

In identifying and evaluating the suitability nominees for director, the Nominating and Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act and the NYSE listing rules. In addition, the Nominating and Corporate Governance Committee considers other criteria it deems appropriate and which may vary over time depending on the Board’s needs, including criteria such as automotive or manufacturing industry experience, general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint, and willingness to devote adequate time to Board duties. Director candidates should demonstrate commitment to the highest personal and professional ethical standards, integrity, and the core values of the Company and will be evaluated on their ability to consider and balance the legitimate interests and concerns of the Company’s stockholders and other stakeholders effectively, consistently, and appropriately in reaching decisions. The Company’s Corporate Governance Guidelines also require that the potential pool of Board candidates reflects diversity in gender, race, ethnic background, country of citizenship, and professional experience.The Board evaluates each individual in the context of the Board as a whole, with the objective of retaining a group that can best enhance the Company’s success and represent the interests of stockholders and other stakeholders through sound judgment.

The Nominating and Corporate Governance Committee will present its recommendations for director nominees to the Board of Directors who will analyze the committee’s findings and select the nominees to be presented to the stockholders for a vote at the annual meeting of the stockholders.

Nominees
Our 2021 Director Nominees
Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Company’s Board has nominated the ten individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of the stockholders in 2022 and until their successors, if any, are elected or appointed and qualified, or until their earlier resignation, removal, or death. All of these nominees have consented to being named in this proxy statement and to serve, if elected. If any of them is unable or declines to serve as a director, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.
Each incumbent director who has been nominated for reelection by the Board must submit or have submitted an irrevocable resignation. If an incumbent director is not reelected, then (within 90 days of receiving the certified vote pertaining to the election of directors) the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether to take other action. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board, in making its determination, may consider any factors they determine appropriate.
Because this is an uncontested election, a nominee will be elected if more votes are cast “for” than “against” that nominee’s election, and any abstentions or broker non-votes will not be counted as a vote “for” or “against” that nominee’s election. If a nominee is not elected, or if the Board accepts an unsuccessful incumbent director’s resignation, then the Board may fill the resulting vacancy.
The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages, and the year first elected as a director are set forth below. In addition, certain individual qualifications, experiences, and skills of our nominees led the Board to the conclusion to nominate each such individual.

John G. Boss (Independent Director)

Professional Experience: Until his retirement in March 2020, Mr. Boss was the president and chief executive officer of Momentive Performance Materials Inc. (“MPM”), a global producer of silicones, quartz and specialty ceramic materials, serving in this capacity for 6 years.  Mr. Boss also served as a director of MPM Holdings Inc. from October 2014 to March 2020 and served as President of the Silicones & Quartz Division when joining MPM in March 2014 to December 2014.  Mr. Boss’ career spans more than 30 years in the specialty chemicals and materials industry, including various executive leadership positions with Honeywell International, a producer of commercial, industrial and consumer products.  Mr. Boss also serves on the board of directors of Wabash National Corporation, where he serves on the Compensation and Nomination and Governance Committees, and Libbey, Inc., where he serves on the Audit Committee. Mr. Boss has a Master of Business Administration degree in Marketing and Finance from Rutgers Graduate School of Management in 1996 and a Bachelor’s Degree in Mechanical Engineering from West Virginia University in 1981.
Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property
Committees: Innovation and Business Diversification
Other Current Public Company Directorships: Wabash National Corporation
Former Public Company Directorships (past 5 years): MPM Holdings Inc.

Director Since: 2020 Age: 61

Jeffrey S. Edwards (Chairman)

Professional Experience: With more than 35 years of automotive industry experience, Jeffrey Edwards serves as chairman and CEO of Cooper Standard, a position he has held since May 2013. He joined Cooper Standard as CEO and became a member of the Company's board of directors in October 2012. Since joining Cooper Standard, Edwards has been focused on driving value through culture, innovation and results.
Edwards also serves on the board of directors of Standex International Corp., where he serves on the Compensation and Nominating and Corporate Governance Committees.
Prior to joining Cooper Standard, Edwards held positions of increasing responsibility at Johnson Controls, Inc. from 1984 to 2012. Most recently, he led the Automotive Experience Asia Group, serving as corporate vice president as well as group vice president and general manager.
Edwards earned a Bachelor of Science degree in business administration in 1984 from Clarion University in Pennsylvania. He has also completed an executive training program at INSEAD, an international graduate business school and research institution.
Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property
Other Current Public Company Directorships: Standex International Corp.
Former Public Company Directorships (past 5 years): None

Director Since: 2012 Age: 58

Richard J. Freeland (Independent Director)

Professional Experience: Mr. Freeland served as president and chief operating officer of Cummins Inc., a global manufacturer of engines, power systems, and related components, from July 2014 to October 2019, prior to which he served in various senior leadership positions, including vice president and president of the Engine Business from 2010 to 2014, president of the Components Group from 2008 to 2010, and president of Worldwide Distribution Business from 2005 to 2008. Mr. Freeland serves on the board of directors of Valvoline Inc., where he serves on the Compensation and Governance and Nominating Committees, and on the Purdue University, Krannert School of Management Advisory Council. Mr. Freeland received a Bachelor of Science degree from Purdue University in 1979 and a Master of Business Administration degree from Indiana University in 1987.
Skills and Experience: Industry/ Leadership/ Operational/ Mergers & Acquisitions/ International Business/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property
Committees: Nominating and Corporate Governance
Other Current Public Company Directorships: Valvoline Inc.
Former Public Company Directorships (past 5 years): Cummins Inc. and Sauer-Danfross

Director Since: 2020 Age: 63

Adriana E. Macouzet-Flores (Independent Director)

Professional Experience: Ms. Macouzet-Flores is vice president, Latin America and PMC general manager, Latin America of PPG Industries de Mexico, S.A. de C.V., a subsidiary of PPG Industries Inc., a manufacturer and distributer of a broad range of paints, coatings and specialty materials, prior to which she served as its general manager, Latin America North and general manager, Automotive OEM Coatings from January 2012 to June 2017. Ms. Macouzet-Flores held several other positions of increasing responsibility at PPG Industries since she started with the company in 1989.
Ms. Macouzet-Flores has over 25 years of leadership experience in multinational settings. She earned an undergraduate degree in chemical engineering from Universidad La Salle, Mexico City; Mexico City, Mexico, and has completed executive training courses in Finance Management at University of Michigan Ross School of Business; Corporate Strategy at The University of Chicago Booth School of Business; and Women on Boards at Harvard Business School.
Skills and Experience: Industry/ Leadership/ Operational/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property
Committees: Innovation and Business Diversification
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

Director Since: 2020 Age: 59

David J. Mastrocola (Lead Independent Director)

Professional Experience: Mr. Mastrocola is a private investor. Previously, Mr. Mastrocola served as partner and managing director of Goldman, Sachs & Co. During his 22 years at Goldman, Sachs & Co., he held a number of senior management positions in the Investment Banking Division, including heading or coheading the corporate finance, mergers/strategic advisory and industrials/natural resources departments, as well as serving as a member of firm-wide capital and commitments committees. Prior to this, he was a senior auditor at Arthur Anderson & Co. Mr. Mastrocola also serves on the Board of Trustees of Save the Children Foundation where he serves on the executive, finance and administration (chair), and nominating and governance committees. He earned his Master of Business Administration degree from Harvard University and his undergraduate degree from Boston College.
Skills and Experience: Leadership/ Corporate Finance/ Mergers & Acquisitions/ International Business
Committees: Compensation
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

Director Since: 2010 Lead Director Since: 2011 Age: 59

Justin E. Mirro (Independent Director)

Professional Experience: Mr. Mirro is the CEO of Kensington Capital Acquisition Corp II, a special purpose acquisition company, and also serves as chairman of its board of directors, prior to which he was the president of Kensington Capital Partners LLC, an investor in automotive and industrial businesses, until 2020 when Kensington Capital Partners LLC merged with QuantumScape Corporation. Mr. Mirro has over 19 years of automotive investment banking experience, most recently as a managing director and head of automotive investment banking at RBC Capital Markets, a global investment bank, from June 2011 to December 2014. Prior to that, he was head of automotive investment banking at Moelis & Co. from August 2008 to May 2011 and was also head of North American automotive investment banking at Jefferies & Company from March 2005 to July 2008. Prior to his investment banking career, Mr. Mirro worked as an engineer for General Motors and Toyota. Mr. Mirro serves on the board of directors of QuantumScape Corporation as lead independent director, chair of the Nominating and Governance Committee and member of the audit committee. He also serves on the board of directors of Speedstar Holding LLC and as chairman of the external advisory board of the University of Michigan College of Engineering. He earned his Master of Business Administration degree from New York University Leonard N. Stern School of Business and his undergraduate degree from The University of Michigan College of Engineering.
Skills and Experience: Industry/ Leadership/ Corporate Finance/ Mergers & Acquisitions/ Engineering & Material Science
Committees: Nominating and Corporate Governance; Innovation & Business Diversification
Other Current Public Company Directorships: QuantumScape Corporation; Kensington Capital Acquisition Corp. II
Former Public Company Directorships (past 5 years): Kensington Capital Acquisition Corp.

Director Since: 2015 Age: 52

Robert J. Remenar (Independent Director)

Professional Experience: Mr. Remenar is president of Kensington Capital Acquisition Corp. II, a special purpose acquisition company, and also serves as vice chairman of its board of directors, prior to which served as president and chief executive officer of Chassix Inc., a manufacturer of chassis systems, from July 2012 to June 2014. He also served as president and chief executive officer of Nexteer Automotive from December 2010 to June 2012, and president of Delphi Steering/Nexteer Automotive from April 2002 to November 2012. Prior to this, he held a number of executive positions within Delphi Corp. since 1998 and several executive and managerial positions within General Motors since 1985. Mr. Remenar also serves on the board of directors for PKC Group Plc. He earned his Master of Business and Professional Accountancy degrees from Walsh College and his undergraduate degree from Central Michigan University.
Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property
Committees: Compensation (Chair); Audit
Other Current Public Company Directorships: Kensington Capital Acquisition Corp. II
Former Public Company Directorships (past 5 years): Kensington Capital Acquisition Corp.; PKC Group Plc (became private in 2017)

Director Since: 2015 Age: 65

Sonya F. Sepahban (Independent Director)

Professional Experience: Ms. Sepahban is the CEO and a director of OurOffice, Inc., developer of an enterprise software platform to measure, benchmark and improve diversity and inclusion. From 2009 to 2015, she served as senior vice president of engineering, development and technology at General Dynamics Land Systems, a business unit of General Dynamics Combat Systems Group, a global aerospace and defense company. From 1997 to 2009, she held a number of leadership positions with Northrop Grumman Space Technology, including chief technology officer and senior vice president and chief engineer. Prior to this, Ms. Sepahban held a number of technical and management positions at the NASA Johnson Space Center. Ms. Sepahban earned a Master of Business Administration degree from the University of Houston, a master’s degree in chemical engineering from Rice University, a bachelor’s degree in chemical engineering from Cornell University, and a political science degree from the Institute of Political Sciences.
Skills and Experience: Industry/ Leadership/ Operational/ Mergers & Acquisitions/ International Business/ Engineering & Material Science/ Production & Manufacturing/ Innovation & Technology Strategy/ Management of Intellectual Property
Committees: Compensation; Innovation & Business Diversification (Chair)
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

Director Since: 2016 Age: 60

Thomas W. Sidlik (Independent Director)

Professional Experience: Mr. Sidlik spent 34 years in the automotive industry until his retirement in 2007 from the board of management of DaimlerChrysler AG. Prior to this he served as chairman and CEO of Chrysler Financial Corp. He also served as chairman of the Michigan Minority Business Development Council, and as the vice chairman and chairman of the board of regents of Eastern Michigan University. He earned his Master of Business Administration degree from the University of Chicago and his undergraduate degree from New York University.
Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business
Committees: Nominating and Corporate Governance (Chair); Audit
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): Delphi Automotive Inc., Aptiv PLC

Director Since: 2014 Age: 71

Stephen A. Van Oss (Independent Director)

Professional Experience: Mr. Van Oss currently serves as an Operating Partner, Distribution for Gamut Capital Management, a New York based private equity firm. From 2009 until his retirement in December 2015, Mr. Van Oss served as senior vice president and chief operating officer and director of WESCO International, Inc., a supply chain solutions company. He served as a senior vice president and chief financial and administrative officer of WESCO from 2004 to 2009 and as vice president and chief financial officer of WESCO from 2000 to 2004. Prior to this, he served as WESCO’s director of information technology from 1997 to 2000 and as its director of acquisition management in 1997. Mr. Van Oss serves on the board of directors of JPW Industries as the chairman and is a member of the audit and compensation committees. He is also a trustee of Robert Morris University and a member of the finance and audit committees. He earned his graduate degree from Cleveland State University, undergraduate degree from Wright State University and is a Certified Public Accountant licensed in Ohio.
Skills and Experience: Industry/ Leadership/ Operational/ Corporate Finance/ Mergers & Acquisitions/ International Business/ Production & Manufacturing
Committees: Audit (Chair); Compensation
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

Director Since: 2008 Age: 66

☑	The Board of Directors recommends that the stockholders vote FOR each of our nominees.

Corporate Governance

Corporate Governance Principles and Code of Conduct
Cooper Standard is committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business is overseen by our board of directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible for making certain that our activities are conducted responsibly, lawfully, and ethically.
The Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of the Company. The Board has also adopted a Code of Conduct which applies to all directors, officers, and employees, including our chief executive officer, our chief financial officer, and our controller. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Conduct, and committee charters are available on our website at www.cooperstandard.com under the “Investors” tab or in printed form upon request by contacting Cooper Standard at 40300 Traditions Drive, Northville, Michigan, 48168, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies our policies as warranted. Any modifications will be reflected on our website. In addition, if the Board grants any waivers from our Code of Conduct to any of our directors or executive officers, or if we amend our Code of Conduct, we will, if required, disclose these matters through the “Investor” section of our website on a timely basis. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference in this proxy statement.

Corporate Responsibility
We demonstrated the full value of our commitment to strong performance across environmental, social, and governance (ESG) factors throughout the last year. Our management of ESG topics was foundational to navigating the unexpected challenges brought by the COVID-19 pandemic. We remain committed to driving value for all our stakeholders through strong financial and non-financial performance.
We will continue to report in alignment with both the Global Reporting Initiative (GRI) Standards and the Sustainable Accounting Standards Board (SASB) Auto Part sector standard.
Significant ESG Topics
In the 2019 update of Cooper Standard’s ESG materiality assessment, discussed in our annual Corporate Responsibility Report and available on our website, we identified several significant ESG topics. We plan to reassess the relative significance of ESG topics to our stakeholders and our business in late 2021, and those results will inform upcoming strategy and reporting.
Innovation, Materials, and Product Lifecycle
The international response to risks and opportunities of climate change is transforming our global economy. Our most significant opportunity to contribute to this low-carbon and circular economy is through the sustainability impacts of our products. We purposefully apply sustainable principles in the design and production of our products, reducing the environmental impact from sourcing through end-of-life. These efforts also enable our customers to reduce their environmental impacts.
When obtaining or innovating materials for our products, we do our best to sustainably source raw materials, increase the use of recycled content or recyclable material where feasible, decrease our use of hazardous chemicals where possible, and properly disclose restricted materials to customers and regulators. We feel our culture of innovation is a key differentiator, allowing us to compete and succeed within our dynamic global markets.
Human Capital
Our people have always been the driving force of value at Cooper Standard. The emergence of new ways of working during the COVID-19 pandemic, a growing international movement for civil rights, and our unwavering dedication to keeping our employees healthy and safe has only made this topic more critical to our success. Several human capital-related topics, including our Talent Strategy, Workplace Health & Safety, and Diversity, Inclusion and Belonging, are among our top material ESG issues.
We value our employees’ talent and expertise, and recognize the importance of retaining, developing and attracting more of those skills. Our commitment to fostering a vibrant employee culture, where people want to invest their time and talents, means we focus on offering opportunities for growth and learning, and cultivating a more diverse and inclusive workplace. We live our Total Safety Culture, relentlessly working toward zero safety incidents, and are setting goals along our journey. We also understand our role in our communities and continue to give back to the places where we live and work. Our community activity provides engagement opportunities for our employees and positively impacts their relationships with each other, the community and the Company.
ESG Reporting
Our archive of annual Corporate Responsibility Reports is available on our website at www.cooperstandard.com/about-us/corporate-responsibility. We anticipate publishing our 2020 CRR in May 2021. Please view the reports for further information about the Company’s ESG efforts, including ESG goals and metrics. Please note that our Corporate Responsibility Report is not a part of our proxy solicitation materials.

Board of Directors
Independence of Directors
Board’s Guidelines on Director Independence:
Our Corporate Governance Guidelines provide that a majority of the members of the Board must meet the criteria for independence set forth under applicable law and the New York Stock Exchange (“NYSE”) listing standards. The Board determines on an annual basis whether each director qualifies as independent under these criteria. In addition to applying the NYSE independence rules, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director. Furthermore, our Audit, Compensation and Nominating and Corporate Governance Committees are constituted so as to comply with the NYSE listing standards regarding independence, including committee independence.
Application of Guidelines:
The Board has determined that all of our directors and director nominees are independent as determined pursuant to NYSE rules, except for Mr. Edwards. Mr. Edwards is not independent because he is our CEO.
Board Leadership Structure
The Board’s leadership structure currently includes a combined chairman and chief executive officer role with a non-employee lead director, as permitted by our Corporate Governance Guidelines.
Chairman and Chief Executive Officer
Mr. Edwards serves as chairman of the board of directors as well as our CEO. The Board believes that this structure is in the best interests of our stockholders at this time because it takes into consideration the importance of having a chairman with in-depth knowledge of, and experience in, our industry and promotes communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction. In addition, this structure helps ensure that the non-employee directors’ attention is devoted to the issues of greatest importance to the Company and our stockholders. Our Board periodically reviews its determination to have a single individual serve as both chairman and CEO.
Lead Director
The lead director position is elected by the non-employee members of the Board upon the recommendation of the Nominating and Corporate Governance Committee. The Board believes that the role of the lead director, together with the existence of a substantial majority of independent directors, fully independent Board committees, and the use of regular executive sessions of non-employee and independent directors achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management.
As the lead director, Mr. Mastrocola :
1.presides at all meetings of the Board at which the chair is not present, including executive sessions of the independent directors, and communicates with management concerning the substance of such meetings and sessions;
2.serves as liaison between the chair and the independent directors;
3.approves the Board’s meeting agendas, schedules and information sent to the Board;
4.in consultation with the Compensation Committee, assists the Board with its evaluation of the performance of the CEO; and
5.if requested by major stockholders, ensures that he is available for consultation and direct communication.

Board’s Role in Risk Oversight
The Board is responsible for analyzing and overseeing material risks facing the Company. Effective risk oversight is an important priority for the Board. The Board has implemented a risk governance framework designed to:
•    understand material risks in the Company’s business and strategy;
•    allocate responsibilities for risk oversight among the full Board and its committees;
•    evaluate the Company’s risk management processes and whether they are functioning adequately;
•    facilitate open communication between management and Directors; and
•    foster an appropriate culture of integrity and risk awareness.
To learn more about risks facing the Company, you can review the factors included in Part I, “Item 1A. Risk Factors” in the Form 10-K. The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial based on the information known to the Company also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

Oversight of COVID-19
The Board has been actively overseeing the Company’s response and risk management of the ongoing COVID-19 pandemic, focusing on the protection of health and safety of our employees, the impact of the pandemic on the Company’s operations, liquidity, financial position and strategy, and supply chain disruption.

The Board implements its risk oversight function both as a whole and through delegation to the Board committees to oversee specific risks that align with their functional responsibilities, as presented below:

Committee		Primary Areas of Risk Oversight
Audit Committee	•	Reviews policies with respect to risk assessment and risk management, including cybersecurity, the Company’s major litigation, and financial risk exposures and the steps management has taken to monitor and control such exposures.
	•	Reviews our system of disclosure controls and system of internal controls over financial reporting.
	•	Reviews our compliance with legal and regulatory requirements.
Compensation Committee	•	Reviews our compensation programs and practices and determines whether any such programs or practices create risks that are likely to have any material adverse effect on the Company and, if necessary, recommends changes to our compensation programs to eliminate such risks.
Nominating and Corporate Governance Committee	•	Reviews and oversees risks related to our governance structure and processes, related party transactions, and our legal and ethical compliance programs, including our Code of Conduct.
Innovation and Business Diversification Committee	•	Reviews and oversees risks related to Company's diversification and innovation strategy, including pursuits of new and innovative processes, products, markets and business models.
Board of Director Attendance Requirements for Meetings
Meetings
Our Board of Directors met nineteen times in 2020. As set forth in our Corporate Governance Guidelines, Board members are expected to attend Board meetings and meetings of the committees on which they serve. All directors are also strongly encouraged to attend our annual meeting of the stockholders. All incumbent director nominees attended at least 75% of the meetings of our Board and the committees on which such director served during 2020. All but one of the then-serving directors attended the 2020 Annual Meeting.
Meetings of Non-Employee Directors
In accordance with our Corporate Governance Guidelines and the listing standards of NYSE, our non-employee directors meet regularly in executive sessions of the Board without management present. Executive sessions of non-employee directors are led by Mr. Mastrocola, the lead director, and are held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with regularly scheduled committee meetings, as appropriate. At least once a year, the independent directors meet in an executive session led by one of the independent directors who is selected by all of the independent directors to lead the session.

Evaluation of Board Performance
The Board believes that its annual evaluation, the process for which is illustrated below, is integral to enhancing our Board’s effectiveness. These annual self-evaluations are intended to facilitate a candid assessment and discussion by the Board of its effectiveness as a group in fulfilling its responsibilities, its performance as measured against the Corporate Governance Guidelines, and areas for improvement. Each Committee of the Board also conducts a similar annual self-evaluation of its performance and procedures.

Questionnaire	»	Questionnaire enables candid director feedback.

Board Assessments & Discussions	»
During an executive session of the Board led by the Chair of the Nominating and Governance Committee and the lead director, the questionnaires are used to facilitate assessments of the following areas:

•Individual performances of the directors, including in the capacity of lead director and committee chair
•Board and committee operations
•Board performance
•Committee performance

Follow-Up	»	Policies and practices updated as appropriate.

Board Committees and Their Functions
Committees of the Board of Directors
Our Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Innovation and Business Diversification Committee. The Board of Directors determined that each member of each Committee is independent under applicable NYSE listing standards and SEC rules. Each Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website at www.cooperstandard.com under the “Investors” tab.
The following charts sets forth our Board’s standing committees and membership on these committees.

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Innovation and Business Diversification Committee
John G. Boss				●
Jeffrey S. Edwards *
Richard J. Freeland			●
Adriana E. Macouzet-Flores				●
David J. Mastrocola **		●
Justin E. Mirro			●	●
Robert J. Remenar†	●	C
Sonya F. Sepahban		●		C
Thomas W. Sidlik	●		C
Stephen A. Van Oss†	C	●
Number of Meetings in 2020	9	8	5	6

*    Chairman of Board
**    Lead Director
†    Financial Expert
“C”    Denotes member and Chair of Committee
“●”    Denotes member

Audit Committee

Chair Stephen A. Van Oss Members Robert J. Remenar Thomas W. Sidlik	Committee’s Key Responsibilities

•Select independent registered public accounting firm
•Oversee accounting and financial reporting processes and the annual audit and quarterly review of financial statements
•Oversee compliance with legal and regulatory requirements
•Review and evaluate the independence, qualifications, and performance of our independent auditors and the performance of our internal audit function
•Review and oversee our system of internal controls regarding finance, accounting, and legal compliance

Audit Committee Financial Expertise and Independence
Our Board has determined that each member of the Audit Committee is financially literate and that Messrs. Van Oss and Remenar qualify as audit committee financial experts as defined by the rules and regulations of the Securities and Exchange Commission (“SEC”).

Compensation Committee

Chair Robert J. Remenar Members David J. Mastrocola Sonya F. Sepahban Stephen A. Van Oss	Committee’s Key Responsibilities

•Review and approve corporate goals, objectives, and other criteria relevant to the chief executive officer’s and the other executive officers’ compensation
•Evaluate the performance of all executive officers and determine their compensation
•Establish overall compensation philosophy and review and approve executive compensation programs, and assess related risks
•Review and approve any employment or severance arrangement with executive officers
•Review and approve equity-based compensation plans and awards made pursuant to such plans
•Review and approve equity-based compensation plans and awards made pursuant to such plans
•Oversee the Company’s employee benefit plans, including the delegation of responsibility for such programs to the Company’s Benefit Plan Committee

Compensation Consultant

The Compensation Committee has engaged FW Cook as its independent compensation consultant. The consultant reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The consultant advises the Compensation Committee on a number of compensation-related considerations, including compensation practices among our peer group companies, pay-for-performance measures, competitiveness of pay levels, program design, and market trends. Other than consulting on executive compensation matters, FW Cook has performed no other services for the Compensation Committee or the Company.
The Compensation Committee maintains a formal process to ensure the independence of any executive compensation advisor engaged by the Compensation Committee, including consideration of all factors relevant to the advisor’s independence from management as required by applicable NYSE listing standards.  In connection with its engagement of FW Cook, the Compensation Committee considered these factors and determined that FW Cook qualified as independent and that its engagement does not raise any conflict of interest.

Nominating and Corporate Governance Committee

Chair Thomas W. Sidlik Members Richard J. Freeland Justin E. Mirro	Committee’s Key Responsibilities

•Identify and evaluate individuals qualified to become members of the Board consistent with criteria approved by the Board
•Select or recommend to the Board the director nominees to stand for election by the stockholders or to fill vacancies on the Board and board committee memberships
•Develop and ensure compliance with corporate governance principles and practices applicable to the Company
•Review our legal compliance and ethics programs and policies
•Review and make recommendations to the Board on director compensation, as well as indemnification and insurance matters
•Review and make recommendations to the Board on director compensation, as well as indemnification and insurance matters
•Oversee the annual performance evaluation of the Board and its committees

Innovation and Business Diversification Committee

Chair Sonya F. Sepahban Members John G. Boss Adriana E. Macouzet- Flores Justin E. Mirro	Committee’s Key Responsibilities

•Work to understand megatrends affecting the automotive industry and its adjacent markets and provide insights, and together with Company management assess any impacts on the Company’s innovation and business diversification strategy, competitive landscape, and opportunities and risks, including start-up investments and M&A activities
•Advise management regarding the Company's innovation and business diversification strategy, implementation plans and performance targets
•Review and advise management regarding the Company's commercialization strategy for new products in its core market, adjacent markets, and business model innovations

Director Compensation
Summary of Compensation
Members of the Board of Directors who are not Cooper Standard employees receive an annual cash fee of $100,000 and, if they chair a committee, an additional fee of $10,000 per year. The lead director receives an additional fee of $20,000 per year, less any amount the lead director may receive in fees as chair of a committee. Non-employee directors were also eligible to receive equity grants under the 2017 Plan. In 2020, the value of the equity awards granted to non-employee directors was approximately equal in value to 120% of the annual base director fee.
The following table sets forth information regarding the compensation earned by each non-employee director during the year ended December 31, 2020.

Name (a)	Fees Earned or Paid in Cash (b)		Stock Awards (c)[1]	Option Awards ($) (d)	All Other Compensation ($) (g)	Total (h)
John G. Boss	$61,202	[2]	$120,005	—	—	$181,207
Richard J. Freeland	$61,202	[3]	$120,005	—	—	$181,207
Adriana E. Macouzet-Flores	$61,202	[4]	$120,005	—	—	$181,207
David J. Mastrocola	$120,000	[5]	$120,005	—	—	$240,005
Justin E. Mirro	$100,000		$120,005	—	—	$220,005
Robert J. Remenar	$110,000	[6]	$120,005	—	—	$230,005
Sonya F. Sepahban	$106,120	[7]	$120,005	—	—	$226,125
Thomas W. Sidlik	$110,000	[8]	$120,005	—	—	$230,005
Stephen A. Van Oss	$110,000	[9]	$120,005	—	—	$230,005
Matthew J. Simoncini	$38,934	[10]	—	—	—	$38,934
Molly Zhang	$38,934	[11]	—	—	—	$38,934

1    The amount shown in column (c) represents the grant-date fair value of 12,699 time-vested RSUs granted to each of the non-employee directors who were directors on the grant date, May 21, 2020, under the Company’s 2017 Plan. These RSUs will vest, assuming continued service as a director, on the earlier of the first annual stockholder meeting after the grant date or May 21, 2021. Each RSU represents a contingent right to receive, at the Company’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements. Under the Cooper-Standard Holdings Inc. Deferred Compensation Plan for Non-Employee Directors, the directors may make an irrevocable election to defer their RSU awards. Messrs. Freeland, Mastrocola, Mirro, Sidlik, and Van Oss, and Ms. Sepahban each deferred their 2020 RSU awards.
2    Represents Mr. Boss’ annual outside director fee from from May 21, 2020, when he became a director, through December 31, 2020.
3    Represents Mr. Freeland’s annual outside director fee from from May 21, 2020, when he became a director, through December 31, 2020.
4    Represents Ms. Macouzet-Flores’ annual outside director fee from from May 21, 2020, when she became a director, through December 31, 2020.
5    Represents Mr. Mastrocola’s annual outside director fee plus $20,000 for his services as the lead director.
6    Represents Mr. Remenar’s annual outside director fee plus $10,000 for his services as the chair of the Compensation Committee.
7    Represents Ms. Sepahban’s annual outside director fee plus $6,120 for her service as the chair of the Innovation and Business Diversification Committee from May 21, 2020 through December 31, 2020.
8    Represents Mr. Sidlik’s annual outside director fee plus $10,000 for his service as the chair of the Nominating and Corporate Governance Committee.
9    Represents Mr. Van Oss’ annual outside director fee plus $10,000 for his service as the chair of the Audit Committee.

10    Represents Mr. Simoncini’s outside director fee for his services from January 1, 2020, through May 21, 2020, the date his term as a director ended. Mr. Simoncini elected to forgo payment of his director fee.
11    Represents Dr. Zhang’s outside director fee from January 1, 2020, through May 21, 2020, the date her term as a director ended.
Stock Ownership Policy for Non-Employee Directors
To align the interests of our non-employee directors with the interests of our stockholders, the Board has a policy requiring that non-employee directors achieve a level of ownership of our common stock equal to five times their base annual director fee. Under this policy, non-employee directors are required to hold 75% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach their applicable stock ownership level. All of our incumbent non-employee directors meet the requirements of this policy or are retaining their acquired amounts until they reach their applicable stock ownership level.

Stock Ownership and Related Stockholder Matters
Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of the dates indicated in the footnotes and (ii) (A) each of our directors, (B) each named executive officer, and (C) all directors and executive officers as a group, each as of March 21, 2021. Unless otherwise indicated, (i) the address of each beneficial owner is c/o Cooper-Standard Holdings Inc., 40300 Traditions Drive, Northville, Michigan, 48168; and (ii) each of the beneficial owners listed below has sole voting and dispositive (investment) power over the shares beneficially owned.

	Common Stock Beneficially Owned
Named Executive Officers and Directors	Number of Common Shares[1]	Common Shares Underlying Exercisable Options[2]	Common Shares Underlying Restricted Stock Units[3]	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Jeffrey S. Edwards [4]	131,411	221,783	—	353,194	2.1%
Jonathan P. Banas	3,857	23,067	—	26,924	*
D. William Pumphrey, Jr.	29,308	69,882	—	99,190	*
Jeffrey DeBest[5]	9,006	17,469	—	26,475	*
Larry E. Ott	14,270	11,981	—	26,251	*
Juan Fernando de Miguel Posada	4,631	21,456	—	26,087	*
John G. Boss	25,000	—	—	25,000	*
Richard J. Freeland	—	—	12,699	12,699	*
Adriana E. Macouzet-Flores	—	—	—	—	*
David J. Mastrocola	8,115	—	20,878	28,993	*
Justin E. Mirro	9,541	—	17,161	26,702	*
Robert J. Remenar	10,824	—	—	10,824	*
Sonya F. Sepahban	3,357	—	15,295	18,652	*
Thomas W. Sidlik	4,750	—	20,878	25,628	*
Stephen A. Van Oss	17,846	—	20,878	38,724	*

Current directors and executive officers as a group (18 persons)	269,738	369,514	107,789	747,041	4.3%
Significant Owners
BlackRock, Inc.[6]	2,771,670				16.4%
Thrivent Financial for Lutherans[7]	1,688,714				10.0%
Fuller & Thaler Asset Management, Inc.[8]	1,155,703				6.8%
The Vanguard Group[9]	1,003,613				5.9%
Dimensional Fund Advisors LP [10]	986,025				5.8%
FMR LLC[11]	977,620				5.8%
ArrowMark Colorado Holdings, LLC[12]	891,063				5.3%

*    Less than 1%
1    Includes common stock directly or indirectly owned by each listed person.
2    Includes shares underlying options exercisable on March 21, 2021, and options that become exercisable within 60 days thereafter.

3     Includes Restricted Stock Units credited to non-employee directors as of March 21, 2021, or within 60 days thereafter, which have been deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors and are payable within 45 days following termination of board service or a change of control.
Not included are the following RSUs that are payable within 60 days of March 21, 2021, or, with respect to Messrs. Ott, de Miguel, and Pumphrey, would be payable if they retire from the Company, and may be paid in cash or shares of common stock at the election of the Company:

John G. Boss	12,699
Adriana E. Macouzet-Flores	12,699
Robert J. Remenar	12,699
Larry E. Ott	1,110
Juan Fernando de Miguel Posada	1,492
D. William Pumphrey, Jr.	1,917
4    The number of common shares reported for Mr. Edwards includes 13,200 shares held by an irrevocable family trust for which his spouse is a beneficiary. Mr. Edwards disclaims beneficial ownership of the stock held by the trust except to the extent of his pecuniary interest therein.
5    Mr. DeBest’s employment with the Company ended on March 1, 2021. The amount of Mr. DeBest’s holdings in the table reflect the amounts last known by the Company.
6    Based solely on the Schedule 13G filed with the SEC on January 25, 2021, BlackRock, Inc. reported being the beneficial holder of 2,771,670 shares of common stock as of December 31, 2020. BlackRock, Inc. has the sole power to vote 2,722,014 shares of common stock and the sole power to dispose of 2,771,670 shares of common stock. The address for BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.
7    Based solely on the Schedule 13G/A filed with the SEC on February 16, 2021, Thrivent Financial for Lutherans reported being the beneficial holder of 1,688,714 shares of common stock as of December 31, 2020, which represents shares held by Thrivent Financial for Lutherans in its general account and shares held in the Thrivent Defined Benefit Plan Trust for which Thrivent Financial for Lutherans serves as investment adviser. Out of the 1,688,714 shares reported, 938,291 shares were held by registered investment companies for which Thrivent Financial for Lutherans serves as investment adviser, and 685,326 shares were held by registered investment companies for which Thrivent Asset Management, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Thrivent Financial forLutherans, serves as investment adviser. As of December 31, 2020, Thrivent Financial for Lutherns had the sole power to vote 65,097 shares of common stock and the sole power to dispose of 65,097 shares of common stock; and the shared power to vote 1,623,617 shares of common stock and the shared power to dispose of 1,623,617 shares of common stock. The address for Thrivent Financial for Lutherans is 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402.
8    Based solely on the Schedule 13G/A filed with the SEC on February 11, 2021, Fuller & Thaler Asset Management, Inc.reported being the beneficial holder of 1,155,703 shares of common stock as of December 31, 2020. Fuller & Thaler Asset Management, Inc. has the sole power to vote 1,125,668 shares of common stock and the sole power to dispose of 1,155,703 shares of common stock. The address for Fuller & Thaler Asset Management, Inc. is 411 Borel Avenue, Suite 300, San Mateo, CA 94402.
9    Based solely on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, together with its subsidiaries, Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited, reported being the beneficial holder of 1,003,613 shares of common stock as of December 31, 2020. As of December 31, 2020, The Vanguard Group had the sole power to vote 0 shares; the sole power to dispose of 984,753 shares; the shared power to vote 11,896 shares; and the shared power to dispose of 18,860 shares of common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
10    Based solely on the Schedule 13G filed with the SEC on February 12, 2021, Dimensional Fund Advisors LP reported being the beneficial holder of 986,025 shares of common stock as of December 31, 2020. Dimensional Fund Advisors LP has the sole power to vote 944,655 shares of common stock and the sole power to dispose of 986,025 shares of common stock. The address for Dimensional Fund Advisors LLP is Building One, 6300 Bee Cave Road, Austin, TX, 78746.
    Dimensional Fund Advisors LP serves as investment manager or sub-adviser to certain commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively,

“Dimensional”) may possess voting and/or investment power over the shares of common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of common stock held by the Funds. However, all shares of common stock reported by Dimensional are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares of common stock.
11    Based solely on the Schedule 13G filed with the SEC on February 8, 2021, FMR, LLC reported being the beneficial holder of 977,620 shares of common stock as of December 31, 2020. FMR, LLC has the sole power to vote 30,000 shares of common stock and the sole power to dispose of 977,620 shares of common stock. The address for FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.
12    Based solely on the Schedule 13G filed with the SEC on February 16, 2021. ArrowMark Colorado Holdings, LLC reported being the beneficial holder of 891,063 shares of common stock as of December 31, 2020. ArrowMark Colorado Holdings, LLC has the sole power to vote 891,063 shares of common stock and the sole power to dispose of 891,063 shares of common stock. The address for ArrowMark Colorado Holdings, LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about our equity compensation plans as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)[1]	(b)[2]	(c)
Equity compensation plans approved by security holders	1,223,032	$62.64	1,420,355
Equity compensation plans not approved by security holders	0	0	0
Total	1,223,032		1,420,355

1 Included in column (a) are stock-settled restricted stock unit awards and stock-settled performance-based awards converted to shares by dividing the accounting value of the award by the grant date stock price.
2 The weighted-average exercise price presented in column (b) does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards and cash-denominated and stock-settled performance-based awards, which have no exercise price.

Executive Officers
Set forth below is certain information with respect to the current executive officers of the Company.

Name	Age	Position
Jeffrey S. Edwards	58	Chairman and Chief Executive Officer
Jonathan P. Banas	50	Executive Vice President and Chief Financial Officer
D. William Pumphrey, Jr.	61	Executive Vice President and President, Global Automotive, and Industrial Specialty Group
Patrick R. Clark	48	Senior Vice President and Chief Global Manufacturing Officer
Christopher E. Couch	51	Senior Vice President and Chief Technology Officer
Susan P. Kampe	63	Senior Vice President and Chief Information and Procurement Officer
Larry E. Ott	61	Senior Vice President and Chief Human Resources Officer
Joanna M. Totsky	54	Senior Vice President, Chief Legal Officer and Secretary
Peter C. Brusate	45	Vice President, Controller and Chief Accounting Officer
Jeffrey S. Edwards is our chairman and chief executive officer, a position he has held since May 2013, previously serving as chief executive officer and member of the Board of Directors of the Company since October 2012.
Jonathan P. Banas is our executive vice president and chief financial officer, a position he has held since June 2017, previously serving as our vice president, corporate controller, and chief accounting officer since September 2015.
D. William Pumphrey, Jr. is our executive vice president and president, Global Automotive Group, and Industrial Specialty Group, a position he has held since March 1, 2021, prior to which he was executive vice president and president, Global Automotive Group from January 2020. From January 2014 to January 2020, he was senior vice president and president, North America.
Patrick R. Clark is our senior vice president and chief global manufacturing officer, a position he has held since August 1, 2020, prior to which he was senior vice president, chief global engineering and product strategy officer from January 2019. Mr. Clark previously served as vice president, business development, North America from May 2017 to January 2019, prior to which he served as senior director, global product line sealing.
Christopher E. Couch is our senior vice president and chief technology officer, a position he has held since January 2020, prior to which he was senior vice president and chief innovation officer from January 2019. From 2016 to 2018, Mr. Couch served as vice president, product line strategy and innovation.
Susan P. Kampe is our senior vice president, chief information and procurement officer, a position she has held since October 1, 2018, prior to which she was senior vice president and chief information officer from March 2018. Ms. Kampe served as vice president, chief information officer from November 2015 to March 2018.
Larry E. Ott is our senior vice president and chief human resources officer, a position he has held since January 2014.
Joanna M. Totsky is our senior vice president, chief legal officer, and Secretary, a position she has held since July 2019, prior to which she held the position of vice president and deputy general counsel from October 2016, when she joined the Company. Prior to joining the Company, Ms. Totsky held various leadership positions in the Office of the General Counsel at Ford Motor Company, a global automobile manufacturer, and Ford Motor Credit Company LLC, an automotive finance company, including legal director positions in Asia Pacific and Europe.
Peter C. Brusate is our vice president, controller and chief accounting officer, a position he has held since June 2017. He has been with the Company since 2015, previously serving as vice president, internal audit and compliance.

Transactions with Related Persons
Related Persons Transactions Policies and Procedures
We have established a formal written policy regarding transactions with related persons as defined under Item 404(a) of Regulation S-K (the “Related Party Transaction Policy” or the “Policy”). The Policy assists us in identifying, reviewing, monitoring and, as appropriate, approving transactions with related parties. The Policy requires that any transaction involving the Company and a shareholder who owns greater than 5% of our shares, a director, a nominee for director, or an executive officer, and/or their immediate family members (“Related Party”) which exceeds $120,000 and in which a Related Party had or will have a direct or indirect material interest (“Related Party Transaction”) must be approved or ratified by the Nominating and Corporate Governance Committee.
The Chief Legal Officer, in consultation with members of management and external counsel, will determine if a transaction with a Related Party constitutes as Related Party Transaction under the Policy requiring approval from the Nominating and Corporate Governance Committee. In connection with the review and approval or ratification of a Related Party Transaction, the Nominating and Corporate Governance Committee will consider relevant facts and circumstances, including:
•whether the terms of the transaction would apply on the same basis if the transaction did not involve a Related Party;
•whether there are compelling business reasons for the Company to enter into the transaction and the nature of any alternative transactions;
•the timing of the transaction;
•whether the transaction would impair the independence of a director; and
•whether the transaction would present an improper conflict of interest.
We have implemented procedures to ensure compliance with the Related Party Transaction Policy. In particular, each director, nominee for director, and executive officer is required to complete a questionnaire in connection with the annual proxy statement that asks a series of questions aimed at identifying possible Related Party Transactions. In addition, on a quarterly basis, we seek to identify related party transactions through an internal inquiry across various departments, including finance, sales, and legal, which includes a review of payments to or from any party that may be considered related. In addition, our Code of Business Conduct and Ethics prohibits our directors, officers, employees, and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest.
Fiscal Year 2020 Related Persons Transactions
A brother of Susan P. Kampe, our senior vice president and chief information and procurement officer, is global vice president, quality and supplier development at the Company, and earned $339,790 in total compensation in 2020, including base salary, annual incentive bonus, the value of any long-term incentive award paid in 2020, and any other compensation. He also participates in the benefit plans of the Company. His employment with the Company precedes the employment of Ms. Kampe with the Company and her appointment as an executive officer. His compensation was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Ms. Kampe does not have a material interest in her brother’s employment, nor does she share a household with him.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of the common stock of the Company to file with the SEC reports of ownership of the Company’s securities and changes in reported ownership. Officers, directors, and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of such reports received by the Company, we believe that during 2020 our officers, directors, and greater than ten percent stockholders complied with their Section 16(a) filing obligations on a timely basis.

Other Matters Concerning Directors, Nominees and Executive Officers
SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors, nominees for director or executive officers of the Company or companies of which a director, nominee for director, or executive officer was an executive officer at the time of filing. Mr. Remenar, a director, was an executive officer of Chassix Inc. approximately nine months before Chassix Inc. filed for protection under Chapter 11 in March 2015. Mr. Boss, a director, was an executive officer at Momentive Performance Materials Inc. at the time it filed for protection under Chapter 11 in April 2014.

Communications with the Board of Directors
The Board has established procedures for the stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the lead director or the non-employee or independent members of the Board to their attention at the Company’s principal executive offices at 40300 Traditions Drive, Northville, Michigan, 48168. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the lead director or independent members of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business, or communications that relate to improper or irrelevant topics.

Proposal 2: Advisory Vote on Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking the stockholders to vote, on an advisory or non-binding basis, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. A detailed description of our compensation program is available in the Compensation Discussion and Analysis section.
The advisory vote, commonly known as a say-on-pay vote, gives stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes FOR or AGAINST the proposal, and will therefore have no effect on such vote. The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation. We intend to hold the next advisory vote on the compensation of our named executive officers at the 2021 annual meeting of the stockholders.
The Board and the Compensation Committee believe that we have created an executive compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking the stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this proxy statement.

☑	The Board of Directors recommends that the stockholders vote FOR Proposal 2.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the key principles and material elements of the compensation programs applicable to our NEOs in 2020. The NEOs for 2020 are as follows:

Mr. Jeffrey Edwards	Chairman and Chief Executive Officer
Mr. Jonathan Banas	Executive Vice President and Chief Financial Officer
Mr. D. William Pumphrey, Jr.[1]	Executive Vice President and President, Global Automotive, and Industrial Specialty Group
Mr. Jeffrey DeBest[2]	Executive Vice President and President, Advanced Technology Group
Mr. Larry Ott	Senior Vice President and Chief Human Resources Officer
Mr. Juan Fernando de Miguel Posada[3]	Former Senior Vice President and President, Strategic Projects

1Mr. Pumphrey, Jr. assumed responsibility of the Industrial Specialty Group in December 2020.
2Mr. DeBest’s employment with the Company ended on March 1, 2021.
3 Mr. de Miguel Posada is the Company’s former Senior Vice President and President, Strategic Projects. In accordance with Mr. de Miguel Posada’s Service Contract, the Company was required to give an 18-month notice prior to termination of his employment. Mr. de Miguel Posada’s 18-month notice period commenced on July 1, 2020, and his employment with the Company will end on December 31, 2021.
COVID-19 Response
In March 2020, the World Health Organization declared a global pandemic, and government officials imposed restrictions including shelter-in-place orders and the temporary closure of businesses to help mitigate the spread of COVID-19. As a result of these unprecedented circumstances, the Company had to temporarily idle select manufacturing locations during 2020, which adversely impacted the Company’s financial performance.
In response to COVID-19, the Company took the below actions to combat the negative effects of the global pandemic. These actions helped to provide a safe working environment that has outperformed world-class safety benchmarks and to position the Company to achieve profitable growth over the short- and long-term.
•Promoted and prioritized safety and well-being of the Company’s employees
•Added preventative measures at the Company’s manufacturing sites and facilities
•Implemented a salary deferral program from May through August of 2020 (the “Salary Deferral Program”)
◦30% of base salary was deferred for the CEO and 20% for all other NEOs
•Restructured and rightsized workforce
•Suspended Company-wide 2021 merit program
•Increased and protected liquidity
•Implemented work-from-home arrangements
•Increased communications with employees by way of a weekly, and later monthly, letter from the Company’s CEO
Executive Summary
Despite 2020 being a challenging year, the Company is focused on executing its Driving Value Plan, improving its operating efficiency, rightsizing the organization, and executing its global strategy to offset the negative impacts of COVID-19. The Company is continuing to focus on delivering sustained value for all of our stakeholder and diversification in non-automotive markets and positioning itself to achieve profitable growth over the next three years.
Cooper Standard’s sales decreased in 2020 by 23.6% to $2.4 billion due to the decrease in vehicle production volume attributable to government imposed global shutdowns related to the COVID-19 pandemic, net divestitures, foreign exchange and customer price reductions. Our net loss in 2020 was $267.6 million, compared to a net income of $67.5 million in 2019. Our Adjusted EBITDA* (as defined in our Annual Incentive Award section) was $35.7 million in 2020 compared to $201.6 million in 2019, which fell short of the 2020 threshold performance goal in our annual incentive program.
The Company believes in a true pay-for-performance program as evidenced by no payout for our incentive programs for plan years 2018 and 2019. Under the operation of the 2020 annual incentive plan as originally approved by the Compensation Committee, there would be no annual incentive payments to our NEOs for the 2020 plan year. In view of the unforeseeable impact of COVID-19 and the remarkable response of the Company and our NEOs, the Compensation Committee determined that it was appropriate to approve a discretionary payout under our annual incentive program at 70% of target for our NEOs.

Although there would have been no payout under the plan based on the pre-established goals and Adjusted EBITDA calculation methodology, and after taking into account management’s strong operational and strategic response to the pandemic, the Committee provided partial relief on the COVID-19 financial impact during the year, approving an earnout of 70% of target. The Committee believes this discretionary bonus payout will have a positive impact on our NEOs by increasing engagement and promoting retention. With respect to Long-Term Incentive Plan awards for the performance period ending on December 31, 2020, our average return on invested capital over the three-year period ending December 31, 2020 of 0.8% was below the pre-established threshold performance level of 12.5%, resulting in no payments to our NEOs. Furthermore, as of December 31, 2020, none of the outstanding Long-Term Incentive Plan awards with performance targets were projected to be earned and no COVID-19 related adjustments were made.
* For a reconciliation of Adjusted EBITDA from net income, which is the most comparable financial measure in accordance with U.S. GAAP, please see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures on page 41 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Below is the three-year history of the last three payouts under the annual incentive program and the Long-Term Incentive Plan.

	Payout Percentage by Year of Grant
Incentive Award	2018	2019	2020	3-Year Average
Annual Incentive Program	0.0%	0.0%	70.0%	23.3%
Long-Term Incentive Plan	89.0%	0.0%	0.0%	29.7%
Compensation Philosophy and Objectives
Our compensation programs are designed to:
•Link executive compensation to Company performance;
•Attract and retain a highly-qualified executive leadership team;
•Align the interests of executives with those of our stockholders;
•Focus our leadership team on increasing profitability and return on invested capital; and
•Motivate our leadership team to execute our long-term growth strategy while delivering consistently strong financial results.
To help achieve these goals, we believe compensation for executive officers should include the following components:
•Base salary;
•Annual performance-based cash incentives;
•Long-term performance-based equity incentives;
•Regular and change-of-control termination benefits; and
•Competitive health, welfare, and retirement benefits.
The Compensation Committee regularly reviews these components and evaluates each in connection with furthering our compensation philosophy and objectives. To assist with determining appropriate target compensation levels and components, the Compensation Committee reviews market data and best practices, including benchmarking our senior executive target compensation levels to those provided to similarly-situated executives at comparable companies as discussed below. The Compensation Committee generally targets compensation for our NEOs at approximately the 50th percentile of market practice (based on our benchmarking peer group and general industry survey data), recognizing that actual compensation levels will fluctuate above or below median levels depending on our performance. In addition, target compensation for specific executives can be above or below the market median based on the individual’s importance to the organization, the difficulty and cost of replacement, the expected future contribution to the organization, tenure at current position, and skill set relative to the external marketplace. Furthermore, the long-term performance-based equity incentive targets may be positioned below the 50th percentile due to share usage and expense considerations as was the case when the target values were downward adjusted in 2020 for these reasons.
We are committed to sound and effective compensation and related governance practices. As such, we have adopted the following:
•Independent compensation consultant retained by the Compensation Committee;
•Annual benchmarking using general industry surveys and a peer group proxy analysis;
•Majority of long-term incentive compensation is performance-based;
•Balanced mix of performance measures aligned with long-term strategy;
•Clawback policy covering cash and equity;
•Anti-hedging and anti-pledging policy; and
•Executive and non-employee director stock ownership guidelines.

Processes Relating to Executive Compensation
The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our NEOs and overseeing our compensation plans, policies, and benefit programs. Our human resources team supports the Compensation Committee in its work. In evaluating and determining target compensation levels for our NEOs, the Compensation Committee relies on data received from its independent compensation consultant and the Chief Human Resources Officer, as well as recommendations from the CEO. The Compensation Committee, following discussions with the CEO, determines the base salary and target annual and long-term incentive compensation of the other NEOs. Executives whose compensation is under consideration are not present during the Compensation Committee’s review meetings, and neither the CEO nor management has any input into the compensation decisions for the CEO. The considerations, criteria and procedures applicable to these determinations are discussed more fully under “Executive Compensation Components.”
Executive Compensation Review for 2020
As discussed above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. FW Cook has served as the Compensation Committee’s independent consultant since 2013. As part of its engagement, FW Cook benchmarked the target compensation levels of our NEOs to assess the competitiveness of our executive compensation programs in the markets in which we compete for talent, focusing in particular on base salaries, target annual incentive opportunities and long-term incentive opportunities. For 2020, FW Cook compared our programs in these areas to a peer group comprised of 16 publicly-traded automotive suppliers with 2019 annual revenues between $1.4 billion and $8.4 billion and with median revenues of $3.1 billion. FW Cook supplemented its analysis of peer group proxy data with general industry survey data, which was size-adjusted to reflect the revenue responsibility of each executive.
The peer group below was reviewed and approved by the Compensation Committee for 2020. In comparison to 2019, Tenneco Inc. and WABCO Holdings Inc. were removed from the peer group due to their acquisitions by Federal-Mogul and ZF Friedrichshafen, respectively. Wabtec was also removed from the peer group due to its acquisition of General Electric’s transportation business unit. Additionally, Garrett Motion and Timken were added to the peer group because these companies closely align Cooper Standard’s size measures to the peer median and are considered peers by several of the companies in the peer group. At the time the market analysis was completed in the fall of 2019, Cooper Standard was positioned at or near the peer median for revenue ($3.4B versus the peer median of $3.1B) and at approximately the 25th percentile for market capitalization ($691M versus the peer median of $1.4B).
The 2020 peer group companies were:

•	American Axle & Mfg. Holdings, Inc.	•	LCI Industries (formerly Drew Industries, Inc.)	•	Timken
•	Cooper Tire & Rubber	•	Linamar	•	Tower International, Inc.
•	Dana Holding Incorporated	•	Martinrea International Inc.	•	Visteon Corp.
•	Delphi Technologies	•	Meritor, Inc.	•	Wabash National
•	Gentex	•	Modine Manufacturing Co.
•	Garrett Motion	•	Terex
Based on its fall 2019 analysis (which was used to inform target Total Direct Compensation (“TDC”) changes for 2020), FW Cook concluded that base salaries for our NEOs were 103% of the market median, in the aggregate. The competitiveness of target bonus opportunities varied by executive, resulting in target cash compensation that was 101% of the median, in the aggregate. Relative to market data, executive target TDC levels were 97% of the median, in the aggregate.
As discussed above, the Compensation Committee considers all factors relevant to FW Cook’s independence from management as required by applicable NYSE standards. Apart from the work it performed for the Compensation Committee, FW Cook provided no other services to the Company in 2020. As a result of this and the consideration of other factors, the Compensation Committee determined that the engagement of FW Cook in 2020 was appropriate and raised no conflict of interest.

“Say-on-Pay” Vote
Our annual stockholder advisory vote on the compensation of our NEOs was held in May 2020. Our stockholders approved the compensation of the NEOs as disclosed in the 2020 Proxy Statement, with approximately 89% of shares voted in favor of the say-on-pay advisory proposal. The Compensation Committee has determined that our executive compensation philosophy, compensation objectives, and compensation elements continue to be appropriate and did not make any material changes to our executive compensation program in direct response to the 2020 “say-on-pay” vote. We continue to believe that our executive compensation program has a strong performance orientation and aligns with stockholder interests.
Executive Compensation Components
The following describes the components of our 2020 executive compensation program as approved by the Compensation Committee.
Base Salary
Our NEOs are paid a base salary determined early in each fiscal year or upon changes in roles or positions within the Company. The Compensation Committee determines the CEO’s base salary and, taking into account recommendations from the CEO, the salaries of the other NEOs. Generally, our practice is to pay base salaries that are competitive in the markets in which we compete for talent and commensurate with the responsibilities and contributions of each executive. Based upon the Compensation Committee’s evaluation of data supplied by FW Cook and prior to the onset of COVID-19, the NEOs received salary increases in 2020 averaging 4.2%, representing the first increase in two years. Base pay salary increases in 2020 for the following NEOs were:

	2019 Base Salary	2020 Base Salary	Increase
Mr. Edwards	$1,000,000	$1,000,000	—%
Mr. Banas[1]	$450,000	$500,000	11.1%
Mr. Pumphrey, Jr.[2]	$562,000	$610,000	8.5%
Mr. DeBest[3]	$500,000	$515,000	3.0%
Mr. Ott[4]	$415,000	$450,000	8.4%
Mr. de Miguel Posada	€571,000	€571,000	—%
1 The increase for Mr. Banas was due to a conservative base pay upon promotion to Executive Vice President and Chief Financial Officer position; the change for 2020 moved Mr. Banas’ base pay closer to the median of the market.
2 The increase for Mr. Pumphrey represented a market adjustment.
3 The increase for Mr. DeBest was in recognition for the progress made expanding our business in the non-automotive market.
4 The increase for Mr. Ott was in connection with added responsibilities.
To preserve the Company’s cash during the COVID-19 pandemic, the NEOs had a portion of their salaries deferred from May 2020 through August 2020. 30% the CEO’s base salary was deferred and 20% of the other NEOs’ base salary was deferred. The deferred salaries were paid to the NEOs in December 2020.
There were no base salary increases given to our NEOs in the first quarter of 2021, and none are currently planned during the remainder of 2021.
Annual Incentive Award
Prior to or early in each fiscal year, the Compensation Committee determines target annual incentive opportunities payable to the NEOs upon the achievement of performance targets approved by the Compensation Committee for the year. The Compensation Committee determined that the performance metric for 2020 would be Adjusted EBITDA. Other metrics, including financial metrics, were covered as part of the discretionary adjustment with the individual performance goals as described below.
Adjusted EBITDA is deemed by the Compensation Committee to be an appropriate objective measurement of the financial performance of the Company because it is an indicator of our strategy to achieve sustained profitable growth and align executive compensation with the interests of our stockholders over the long term.
The Compensation Committee establishes a “threshold” or minimum performance Adjusted EBITDA goal, the achievement of which entitles NEOs to a payment equal to 25% of target, which reduced from 50% of target in 2019. In connection with the reduction of the threshold payment percentage, the threshold level of performance was reduced from 85% to 75% of the target Adjusted EBITDA goal. The adjustment in the threshold level was made to address greater levels of uncertainty in the business in recent years. The Company sets challenging targets in the Annual Incentive Plan as evidenced by no bonus payouts since the 2017 plan year. No annual incentive award is payable if the Company fails to meet the threshold performance goal for

Adjusted EBITDA, unless the Compensation Committee applies a discretionary adjustment in extraordinary situations. The Compensation Committee also sets a “superior performance” level, the achievement of which entitles NEOs to a maximum annual incentive payment equal to 200% of the target amounts. The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying our business plan. Actual annual incentive payments are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior.”
Although the funding of the bonus pool is determined based on Adjusted EBITDA performance only, the 2020 program provided that the CEO could recommend a discretionary adjustment of +/- 30% to the funded amount for performance against pre-established individual objectives for the NEOs other than himself, subject to Compensation Committee approval. The individual performance goals included but were not limited to financial metrics, project-based goals, mergers and acquisition targets, and innovation objectives. The 30% discretionary portion can be lowered to zero or increased to twice that portion of the payout, but in no case will the total annual bonus payout exceed 200% of the target. Additionally, the discretionary adjustments were to be managed on a “zero sum” basis across the senior executive group so as to not exceed the financial funding component. The CEO’s bonus will be based on the Adjusted EBITDA funded amount, with no +/- 30% discretionary adjustment. Furthermore, with respect to NEOs, the calculated payout may be subject to downward adjustment to 0% and to upward adjustment to 200% of target at the discretion of the Compensation Committee in extraordinary situations.
For 2020, the Compensation Committee established target awards under the AIP for each NEO based on a percentage of base salary as follows: 120% for Mr. Edwards; 75% for Messrs. Banas and Pumphrey; and 65% for Messrs. DeBest, Ott and de Miguel Posada. The target award amounts for Messrs. Banas and Pumphrey increased from 65% in 2019 to 75% in 2020. The AIP increase for Mr. Banas moved him closer to the median of the market and the AIP increase for Mr. Pumphrey was a market adjustment. The target award amounts for Messrs. Edwards, DeBest, Ott, and de Miguel Posada remained unchanged from 2019. The Compensation Committee set Adjusted EBITDA targets applicable to the Company as a whole in accordance with our 2020 business plan as approved by the Board of Directors, as follows:

2020 Achievement Level	Adjusted EBITDA[1] (000)	Award Payout as % of Award Target
Below Threshold	Below $150,000	0%
Threshold (75% of Target)	$150,000	25%
Target	$200,000	100%
Superior (115% of target performance)	$230,000+	200%

1Adjusted EBITDA is not a measure recognized under U.S. GAAP and is defined as net income plus income tax expense, interest expense net of interest income, depreciation and amortization, and certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted EBITDA is net of all incentive plan payouts.
The 2020 AIP target Adjusted EBITDA decreased by $132 million from 2019 due to overall revenue decline of $460 million between 2019 and 2020, divestitures, and the overall market production volume decline. Additionally, the Company’s strategic diversification direction to grow our applied material science business in the non-automotive space required upfront investment to secure future top line opportunities.
In 2020, for purposes of the AIP, our actual Adjusted EBITDA was $35.7 million, which was below the threshold level. The Company was unable to meet the threshold level due to the challenges related to COVID-19. Although this performance achievement would have resulted in no payout under the AIP being earned for 2020 performance for any of our NEOs, the Compensation Committee considered the significant improvement in the Company’s performance despite the impact of the COVID-19 pandemic and decided that it was in the best interests of the Company to make a discretionary bonus to the NEOs for the 2020 plan year. Specifically, the Committee approved payouts under the 2020 AIP at 70% of target. No discretionary adjustments for performance against individual objectives were applied. In deciding to use this discretion, the Committee considered, among other things, that the performance criteria for the 2020 targets were established before the onset of the COVID-19 pandemic which caused plant shutdowns and slowdowns and significantly disrupted the Company’s business, rendering the pre-established 2020 performance criteria inappropriate to fairly measure the Company’s performance in 2020.
In making its determination, the Committee took into account that, as the pandemic unfolded, management decisively responded to the disruption by promoting the safety and well-being of the Company's global workforce through the imposition of travel restrictions, work-from-home requirements for the majority of salaried employees, and safety and protective measures at the Company’s plants and facilities, with a constant focus on delivering quality products to the Company’s customers. In addition, the Committee considered that management took actions to assure the Company's ongoing liquidity and financial stability through financing activities, cash preservation initiatives, capital expense reductions, and cost controls, including deferring payment of a portion of the salaries of the Company’s executive officers from May through August of 2020. The

Company’s December 31, 2020 strong liquidity was $589 million, which was an increase of $56 million from December 31, 2019. More fundamentally, the Committee found that the actions of the Company’s executive officers supported sustainable, long-term growth and promoted shareholder value by reducing total fixed costs in cost of goods sold and selling, general, administrative, and engineering costs by more than $80 million since 2019. Furthermore, the earnout would have been greater than 70% of target if the COVID-19 related impact was adjusted out of the financial performance for 2020. The Committee considered other types of actions such as adjusting the performance goals mid-year and second half of the year programs, but decided not to do this because of the degree of uncertainty due to COVID-19.
Due to the negative impacts of COVID-19 subsiding, the Compensation Committee approved target Adjusted EBITDA of $217 million for the 2021 AIP year. Additionally, the Compensation Committee determined to increase the threshold attainment level from 75% of target in 2020 to 80% of target in 2021. In connection with the threshold attainment level increasing, the threshold payout level increased from 25% of target to 37.5% of target.
Long-Term Incentive Compensation
2020 Long-Term Incentive Program
The 2017 Omnibus Incentive Plan (“2017 Plan”) authorizes the Compensation Committee to award stock options, stock appreciation rights, shares of common stock, restricted stock, restricted stock units (“RSUs”), incentive awards, and certain other types of awards to our key employees and directors. Except in the case of newly hired or promoted executives, it has been the practice of the Compensation Committee to grant incentive awards under the 2017 Plan, including equity-based incentive awards, during the first quarter of the calendar year so that all elements of executive target TDC can be considered in a coordinated, comprehensive manner.
For 2020, the Compensation Committee, following consultation with FW Cook, determined that equity-based awards to our NEOs should have a value generally lower than the typically targeted market median for executives in comparable positions due to the decline in Company stock price, a lower market capitalization and limited number of shares available under the 2017 Plan. The Compensation Committee wanted to align leadership with the Company’s stockholders by temporarily reducing their target value for the 2020 equity-based awards. The equity-based awards we granted in 2020 were 80% peformance-based and consisted of options to purchase shares of our common stock, cash settled time-vested RSUs, and cash settled performance-based RSUs (“Performance RSUs”). The percentage mix of the three Long-Term Incentive Program (“LTIP”) vehicles granted in 2020 (on a value basis) was approximately 50%, 30%, and 20% for Performance RSUs, stock options, and time-vested RSUs, respectively, which was unchanged from 2019.
All NEOs received decreases in their 2020 LTIP as compared to their 2019 LTIP. Mr. Edwards’ LTIP value decreased from $3,800,000 to $3,000,000; Mr. Banas’ LTIP decreased from $650,000 to $630,000; Mr. Pumphrey, Jr.’s LTIP decreased from $785,000 to $600,000; Mr. DeBest’s LTIP decreased from $675,000 to $630,000; and Mr. Ott’s LTIP decreased from $450,000 to $380,000. Mr. de Miguel Posada did not receive an LTIP award in 2020 as he began his garden leave in July 2020. The percentage of LTIP value decrease from 2019 to 2020, the grant value approved by the Compensation Committee for the 2020 annual equity awards, and the number of units and options granted in 2020 are as follows:

				Number of Awards Granted in 2020
	2019 LTIP Grant Value	2020 LTIP Grant Value	% Change from 2019 to 2020	Performance RSUs at Target	Stock Options	Time Vested RSUs
Mr. Edwards	$3,800,000	$3,000,000	-21.1%	56,711	101,695	23,819
Mr. Banas	$650,000	$630,000	-3.1%	11,910	21,356	5,002
Mr. Pumphrey, Jr.	$785,000	$600,000	-23.6%	11,343	20,339	4,764
Mr. DeBest	$675,000	$630,000	-6.7%	11,910	21,356	5,002
Mr. Ott	$450,000	$380,000	-15.6%	7,184	12,882	3,018
Mr. de Miguel Posada	$733,000	—	-100.0%	—	—	—
2020 Performance-Based Cash Settled Restricted Stock Units
Following its review of the benchmarking analysis by FW Cook, the Compensation Committee determined that the value of the Performance RSUs granted in 2020 should continue to constitute approximately 50% of the total value of each NEO’s annual long-term incentive opportunity. The Compensation Committee considers Performance RSUs to be performance-based because the wealth creation for NEOs is based on the number of units vesting due to the Company’s capital efficiency and its performance relative to its comparator group and the value of the Company’s stock after the two-year performance period concludes and one year thereafter. We believe Performance RSUs align the interests of our NEOs with those of our stockholders and further emphasize the importance of our long-term performance.

For 2020, we granted a target number of cash settled Performance RSUs to our NEOs, compared to stock settled Performance RSUs in 2019. The 2020 Performance Units were issued as cash settled awards due to the limited number of shares available under the 2017 Plan. If we achieve certain established performance goals based on return-on-invested-capital (“ROIC”) for the two-year performance period concluding on December 31, 2021, then 50% of the performance RSUs will vest on December 31, 2021 and the remaining 50% will vest on December 31, 2022, subject to the NEO’s continued employment on each such date. The two-year performance period replaced the three-year performance period used for the 2019 Performance RSUs to retain the long-term orientation of the program but balance the difficulty in forecasting business performance three years out given industry and macroeconomic uncertainty. Additionally, the bifurcated vesting replaced the three-year cliff vesting to offset the impact of the reduction in the LTIP target value from 2019 to 2020 and to promote leadership retention. If the Company’s average ROIC for the two-year performance period ending December 31, 2021 is at target, 100% of the Performance RSUs will be eligible to vest. If ROIC is 80% of the target performance goal, then one half of the Performance RSUs will be eligible to vest. If ROIC is 120% of the target performance goal, then the maximum of two times the number of Performance RSUs will be eligible to vest. No payout occurs if ROIC is below 80% of the target performance goal. Achievement of the performance goal between threshold and target, and between target and maximum will be linearly interpolated. The amount of cash paid due to ROIC achievement is determined by multiplying (1) 50% of the earned units by the closing stock price on the date the Compensation Committee approves the earned performance units and (2) 50% of the earned units by the closing stock price one year after the Compensation Committee approval date. Performance RSUs that vest will be settled 100% in cash.
In addition to the ROIC performance metric, the 2020 Performance RSUs also have a Relative Total Shareholder Return (“RTSR”) multiplier. The number of earned units based on the ROIC performance achievement will be subject to a 25% adjustment based on the Company’s two-year RTSR (change in stock price plus dividends, if any) compared to the TSR of a pre-established, industry-specific comparator group. If RTSR is at or below the 25th percentile, then 75% of the earned units will be eligible to be paid out. If RTSR is between the 26th and 74th percentile, 100% of the earned units will be eligible to be paid out. If RTSR is at or above the 75th percentile, 125% of the earned units will be eligible to be paid out. The impact of the RTSR multiplier may not take the number of earned units above 200% of target.
The 2020 RTSR peer group companies were:

•	Adient plc	•	Garrett Motion Inc.	•	Standard Motor Products Inc.
•	American Axle & Manufacturing Holdings, Inc.	•	Gentex Corporation	•	Tenneco Inc.
•	Aptiv PLC	•	LCI Industries	•	The Goodyear Tire & Rubber Company
•	Autoliv, Inc.	•	Lear Corporation	•	TI Fluid Systems plc
•	BorgWarner Inc.	•	Linamar Corporation	•	Veoneer, Inc.
•	Cooper Tire & Rubber Company	•	Magna International Inc.	•	Visteon Corporation
•	Dana Incorporated	•	Martinrea International Inc.
2020 Stock Option Awards
For 2020, we granted non-qualified stock options to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. The options granted in 2020 vest ratably over a three-year period and expire on the tenth anniversary of the grant date or earlier upon certain terminations.
Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of stock options granted in 2020 should continue to constitute approximately 30% of the total value of the annual long-term incentive awards granted. We believe that the use of stock options as a component of compensation is an effective way of aligning the interests of our executives with those of our stockholders, as the intrinsic value of stock options is dependent upon increases in the price of our common stock.
2020 Time-Vested Cash Settled Restricted Stock Unit Awards
For 2020, we granted time-vested cash settled RSUs to our NEOs, compared to stock settled RSUs in 2019. The 2020 RSUs were issued as cash settled awards due to the limited number of shares available under the 2017 Omnibus Incentive Plan. The RSUs cliff vest after three years. Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of time-vested RSUs granted in 2020 should continue to constitute approximately 20% of the total value of the annual long-term incentive awards granted. We believe that the use of time-vested RSUs as a component of compensation helps retain executives and aligns the interests of our executives and stockholders, as the value of RSUs is directly linked to the price of our common stock.
Payouts under the 2018 Performance-Based Restricted Stock Units
In 2018, the Compensation Committee granted performance-based RSUs for each of the NEOs who was employed by us at the time for the three-year period ending December 31, 2020.
The LTIP awards for the three-year performance period ending December 31, 2020 were based on the achievement of a target ROIC of 15.6%, subject to continued service. Pursuant to the terms of the awards, payouts were to be determined as follows:

Achievement Level	Three-Year Average Return on Invested Capital	Award Payout as % of Award Target
Below Threshold	Below 12.5%	0%
Threshold (80% of target performance)	12.5%	50%
Target	15.6%	100%
Superior (120% of target performance)	18.7% +	200%
Actual earnouts are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior”. The actual average ROIC of the Company for the performance period was 0.8%, which resulted in an earnout of 0% of target under the LTIP awards for the performance period ending December 31, 2020. Despite the negative impact of COVID-19, no adjustments were made to the performance-based RSU payout.
Retirement Plan Benefits
Our NEOs, other than Mr. de Miguel Posada, participate in a tax-qualified 401(k) retirement savings plan (the “CSA Savings Plan”) and our nonqualified retirement plan. Benefits under these plans provide executives with an income source during their retirement years and reward executives for long-term service to the Company. We believe that our retirement plans are generally competitive in the automotive industry and assist the Company in attracting and retaining a high caliber executive leadership team. Please see the 2020 Nonqualified Deferred Compensation table and the accompanying narrative for further information regarding our retirement plans. In addition, Mr. de Miguel Posada participates in a defined contribution pension scheme pursuant to which the Company makes a contribution equal to 15% of Mr. de Miguel Posada’s annual base salary.
Termination and Change of Control Benefits
One of our NEOs, Mr. de Miguel Posada, receives certain benefits under his employment agreement upon certain termination events. Mr. DeBest, a NEO, receives certain benefits under his Separation Agreement with the Company effective March 1, 2021. Our other NEOs receive certain benefits upon certain termination events including following a change of control of the Company under the Executive Severance Pay Plan. These benefits, described in detail under “Terms Applicable to Payments upon Termination of Employment,” are intended to ensure that the executive leadership team is able to objectively evaluate potential change of control transactions without the distraction of the potential impact such transactions may have on their employment.
Health Benefits
We provide our NEOs with health and welfare benefits that are available to all of our salaried employees. Our plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long-term disability and life insurance, and other benefits depending on the needs of the participant and his or her dependents. These benefits help us remain competitive in attracting and retaining a high-caliber management team.
Perquisites
Our executives are provided with a vehicle for business and personal use through a vehicle lease program or through a vehicle allowance. This program helps us to attract and retain a high-caliber management team in the very competitive automotive supplier industry. The value of this benefit is treated as ordinary income for tax purposes at the full extent of its value, and participants, including the NEOs, do not receive any tax “gross up” payments or similar compensation to cover this tax.
Relocation and Expatriate Benefits
Mr. de Miguel Posada commenced his employment with us in 2013 as president of our business units in the European (and later in India and South America) region. In addition to the base salary and incentive compensation described above, Mr. de Miguel Posada receives certain relocation and expatriate benefits. Mr. de Miguel Posada receives Company-leased housing at his assignment location and a monthly allowance for additional living expenses. We believe that these benefits are appropriate to attract highly qualified candidates for key international leadership positions in competitive markets for executive automotive talent.

Stock Ownership Policy
We require that our officers achieve and maintain levels of ownership of our common stock. The levels are based on multiples of each officer’s base salary. The Compensation Committee reviewed the stock ownership policy in June 2020 for market appropriateness and best practices. FW Cook and management were satisfied with the terms and provisions in the policy; therefore, no changes were recommended and no changes were approved by the Compensation Committee. Under our policy, officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable level. Only shares owned outright and time-vested RSUs count toward satisfaction of the guideline (time-vested RSUs are counted on an after-tax basis assuming a 35% tax rate for ease of administration). This policy is intended to align the interests of our key executives with the interests of our stockholders by maintaining a strong link between the Company’s long-term success and the ultimate compensation of key executives. The 2020 stock ownership requirement was as follows:

Positions	Stock Ownership Level (Multiple of Base Salary)
Chief Executive Officer	6X
Chief Financial Officer; President, Global Automotive, and Industrial Specialty Group; President, Advanced Technology Group	3X
All Other NEOs	2X
All NEOs are in compliance with the required multiple of base salary or are retaining their acquired amounts until they reach the required multiple.
Policy Concerning Transactions Involving Company Securities
We have a policy applicable to all directors, officers, and employees that prohibits certain transactions involving our stock, including engaging in short-term speculative transactions, which includes hedging transactions and buying or selling put or call options. The policy also prohibits holding the Company’s securities in a margin account, pledging the Company’s securities as collateral for a loan, and engaging in short sales of the Company’s securities.
Clawback Policy
Cooper Standard has a compensation recovery (“clawback”) policy. The policy authorizes the Board to recoup incentive compensation paid to executive officers, including our NEOs, in the event the Company experiences a material financial restatement. Recoverable compensation is any cash or equity-based compensation for which the grant, payment, or vesting was predicated upon the achievement of financial results that were derived from financial statements that are required to be restated, except where such restatement is required due to changes in accounting rules or standards, immaterial correction of errors, or changes in applicable law.

Compensation Committee Report
The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees our executive compensation program. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and included in this Proxy Statement.
Compensation Committee
Robert J. Remenar, Chair
David J. Mastrocola
Sonya F. Sepahban
Stephen A. Van Oss

Executive Compensation
Set forth below is information regarding compensation for services to the Company in all capacities of the following NEOs during the year ended December 31, 2020: (i) our current chief executive officer; (ii) our current chief financial officer; (iii) the three most highly compensated executive officers other than the chief executive officer and chief financial officer who were serving as executive officers at December 31, 2020; and (iv) our former senior vice president, strategic projects who was serving as an executive officer until June 30, 2020 and is currently on garden leave.
2020 Summary Compensation Table

Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Jeffrey S. Edwards, Chairman and Chief Executive Officer	2020	$1,038,462	$840,000	$2,004,732	$900,001	—	—	$126,150	(7)	$4,909,345
	2019	$1,000,000	—	$2,804,576	$1,126,437	—	—	$122,640		$5,053,653
	2018	$980,769	—	$2,095,392	$907,477	—	—	$186,569		$4,170,207
Jonathan P. Banas, Executive Vice President and Chief Financial Officer	2020	$516,922	$262,500	$421,011	$189,001	—	—	$61,065	(8)	$1,450,499
	2019	$450,000	—	$479,858	$192,693	—	—	$54,455		$1,177,006
	2018	$440,385	—	$354,473	$153,480	—	—	$65,150		$1,013,488
D. William Pumphrey, Jr., Executive Vice President and President, Global Automotive, and Industrial Specialty Group	2020	$631,247	$320,250	$400,971	$180,000	—	—	$84,100	(9)	$1,616,568
	2019	$562,000	—	$579,458	$232,709	—	—	$75,979		$1,450,146

Jeffrey A. DeBest, Executive Vice President and President, Advanced Technology Group	2020	$534,117	$234,325	$421,011	$189,001	—	—	$97,128	(10)	$1,475,582
	2019	$500,000	—	$646,531	$200,104	—	—	$67,950		$1,414,585
	2018	$398,077	—	$1,021,745	$188,309	—	—	$54,333		$1,662,464
Larry E. Ott, Senior Vice President and Chief Human Resources Officer	2020	$465,693	$204,750	$253,971	$114,006	—	—	$67,387	(11)	$1,105,807

Juan Fernando de Miguel Posada, Former Senior Vice President, Strategic Projects	2020	$316,094	$287,645	—	—	—	—	$619,137	(12)	$1,222,876
	2019	$580,436	—	$541,071	$217,289	—	—	$275,374		$1,614,170
	2018	$592,248	—	$451,854	$195,644	—	—	$256,110		$1,495,856

1The column reflects each NEO’s position as of December 31, 2020. Compensation for Mr. de Miguel Posada, a German-based employee, is delivered in Euro. In calculating the dollar equivalent for items that are not denominated in U.S. dollars, the Company converts compensation into dollars based on mid-market currency exchange rates in effect at year-end. For 2020, the currency conversion rate utilized equaled 1.2228. In accordance with Mr. de Posada’s Service Contract, the Company was required to give an 18-month notice prior to termination of employment. Mr. de Miguel Posada’s 18-month notice period commenced on July 1, 2020, and his employment with the Company will end on December 31, 2021.
2Amounts shown reflect the NEO's annual base salary earned during the fiscal year and are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary into the CSA Savings Plan for salaried U.S. employees.
3Amounts shown in column (d) reflect the NEO’s discretionary bonus earned during the fiscal year. Due to the global pandemic in 2020, the Company did not meet the threshold Adjusted EBITDA target under the Company's annual incentive award program. In light of the extraordinary achievements of the Company’s NEOs during 2020 as discussed further above, however, the Compensation Committee of the Board of Directors approved a bonus payout representing

70% of the NEO's target bonus percentage under the Company's annual incentive award program. Further details of the discretionary adjustment are included under “Compensation Discussion and Analysis”.
4The amounts shown in column (e) represent the aggregate grant-date fair value of time-vested RSUs and Performance RSUs, which were granted under the 2017 Plan on February 13, 2020 and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”). In the case of Performance RSUs, the amounts shown are based on the probable outcome of performance conditions at the time of the grant, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Edwards, $1,404,731; Mr. Banas, $295,011; Mr. Pumphrey, $280,966; Mr. DeBest, $295,011; and Mr. Ott, $177,948. Assuming the highest level of performance is achieved for the Performance RSUs, the maximum value of these awards at the grant date would be as follows: Mr. Edwards, $2,809,462; Mr. Banas, $590,022; Mr. Pumphrey, $561,932; Mr. DeBest, $590,022, and Mr. Ott, $355,896. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 21 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Mr. de Miguel Posada did not receive stock awards in 2020.
5The amounts shown in column (f) represent the aggregate grant-date fair value of stock option awards granted under the 2017 Plan on February 13, 2020 and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 21 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Mr. de Miguel Posada did not receive option awards in 2020.
6The amounts shown in column (g) typically represents the bonus payments under the Company’s annual incentive award program. Payouts under the 2020 annual incentive award program are reported under column (d) due to the discretionary payout.
7The amount shown in column (i) for Mr. Edwards represents Company contributions under the CSA Savings Plan ($19,950) and nonqualified Supplemental Executive Retirement Plan ($90,453); car allowance ($12,462); and life insurance premiums paid by the Company ($3,285).
8The amount shown in column (i) for Mr. Banas represents Company contributions under the CSA Savings Plan ($17,100) and nonqualified Supplemental Executive Retirement Plan ($30,561); car allowance ($12,462); and life insurance premiums paid by the Company ($942).
9The amount shown in column (i) for Mr. Pumphrey represents Company contributions under the CSA Savings Plan ($19,950) and nonqualified Supplemental Executive Retirement Plan ($47,662); car allowance ($12,462); and life insurance premiums paid by the Company ($4,026).
10The amount shown in column (i) for Mr. DeBest represents Company contributions under the CSA Savings Plan ($19,950) and nonqualified Supplemental Executive Retirement Plan ($37,460); car allowance ($12,462); charitable contribution by the Company’s foundation made at the direction and for the benefit of Mr. DeBest ($25,000); and life insurance premiums paid by the Company ($2,256).
11The amount shown in column (i) for Mr. Ott represents Company contributions under the CSA Savings Plan ($19,950) and nonqualified Supplemental Executive Retirement Plan ($30,176); the cost of a Company-provided vehicle ($2,753); car allowance ($11,538) and life insurance premiums paid by the Company ($2,970).
12The amount shown in column (i) for Mr. de Miguel Posada represents severance pay from July 1, 2020 to December 31, 2021 ($316,094); Company contributions to a defined contribution pension scheme ($94,828); a monthly living allowance ($36,684); housing and relocation expenses associated with Mr. de Miguel living in Germany ($49,010); a tax gross-up associated with housing expenses and other benefits-in-kind ($79,473); the cost of a Company-provided vehicle ($17,318); the cost of Spanish health insurance for Mr. de Miguel Posada and his spouse ($16,907); a health insurance benefit allowance ($8,804); and a bank account maintenance fee ($19). The benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. de Miguel Posada, as applicable. All remuneration received from July 1, 2020 through December 31, 2020 while on garden leave are pursuant to the terms of Mr. de Miguel Posada’s employment agreement. The garden leave will continue until December 31, 2021. Additional details are listed under “Terms Applicable to Payments upon Termination of Employment”.

2020 Grants of Plan-based Awards
The following table sets forth information regarding plan-based awards made to the NEOs during 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair value of Stock and Option Awards ($) (3)
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Jeffrey S. Edwards	Annual Bonus (4)	N/A	$300,000	$1,200,000	$2,400,000	—	—	—	—	—	—	—
	Options (5)	2/13/2020	—	—	—	—	—	—	—	101,695	$25.19	$900,001
	RSUs (6)	2/13/2020	—	—	—	—	—	—	23,819	—	—	$600,001
	Performance RSUs (7)	2/13/2020	—	—	—	28,356	56,711	113,422	—	—	—	$1,404,731
Jonathan P. Banas	Annual Bonus (4)	N/A	$93,750	$375,000	$750,000	—	—	—	—	—	—	—
	Options (5)	2/13/2020	—	—	—	—	—	—	—	21,356	$25.19	$189,001
	RSUs (6)	2/13/2020	—	—	—	—	—	—	5,002	—	—	$126,000
	Performance RSUs (7)	2/13/2020	—	—	—	5,955	11,910	23,820	—	—	—	$295,011
D. William Pumphrey, Jr.	Annual Bonus (4)	N/A	$114,375	$457,500	$915,000	—	—	—	—	—	—	—
	Options (5)	2/13/2020	—	—	—	—	—	—	—	20,339	$25.19	$180,000
	RSUs (6)	2/13/2020	—	—	—	—	—	—	4,764	—	—	$120,005
	Performance RSUs (7)	2/13/2020	—	—	—	5,672	11,343	22,686	—	—	—	$280,966
Jeffrey A. DeBest	Annual Bonus (4)	N/A	$83,688	$334,750	$669,500	—	—	—	—	—	—	—
	Options (5)	2/13/2020	—	—	—	—	—	—	—	21,356	$25.19	$189,001
	RSUs (6)	2/13/2020	—	—	—	—	—	—	5,002	—	—	$126,000
	Performance RSUs (7)	2/13/2020	—	—	—	5,955	11,910	23,820	—	—	—	$295,011
Larry E. Ott	Annual Bonus (4)	N/A	$73,125	$292,500	$585,000	—	—	—	—	—	—	—
	Options (5)	2/13/2020	—	—	—	—	—	—	—	12,882	$25.19	$114,006
	RSUs (6)	2/13/2020	—	—	—	—	—	—	3,018	—	—	$76,023
	Performance RSUs (7)	2/13/2020	—	—	—	3,592	7,184	14,368	—	—	—	$177,948
Juan Fernando de Miguel Posada	Annual Bonus (4)	N/A	$102,730	$410,922	$821,844	—	—	—	—	—	—	—
	Options (8)	N/A	—	—	—	—	—	—	—	—	—	—
	RSUs (8)	N/A	—	—	—	—	—	—	—	—	—	—
	Performance RSUs (8)	N/A	—	—	—	—	—	—	—	—	—	—

1The number of shares represents the range of potential payouts under the Performance RSUs granted under the 2017 Plan. The number of Performance RSUs that are earned, if any, will be based on performance for fiscal years 2020 and 2021 and will be determined after the end of fiscal year 2021.
2Represents the exercise price of options granted under the 2017 Plan on February 13, 2020.
3Represents the grant-date fair value of RSUs, Performance RSUs, and stock option awards granted under the 2017 Plan on February 13, 2020, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 21 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
4For 2020, the Compensation Committee approved target annual incentive awards under the AIP for executive officers and, as the basis for determining the entitlement of executives to actual payment of annual incentive awards, set an Adjusted EBITDA performance target for the year in accordance with the Company’s 2020 business plan approved by the Company’s Board in December 2019. Funding of the bonus pool was determined based on Adjusted EBITDA performance only, and the CEO could recommend a discretionary adjustment of +/- 30% to the funded amount for performance against pre-established individual objectives for the NEOs other than himself, subject to Compensation Committee approval. The CEO’s bonus was based on the Adjusted EBITDA funded amount, with no +/- 30% discretionary adjustment. The determination of annual incentive award payments is described under “Annual Incentive Award” under the Executive Compensation Components section. The amounts set forth under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” reflects the possible payouts of cash annual incentive awards under the AIP. Amounts reported in the “Threshold” column assume that the NEO only earns the minimum payout for the Adjusted EBITDA performance metric. Due to the global pandemic in 2020, the Company did not meet the threshold Adjusted EBITDA target in 2020 under the Company's annual incentive award program. A discretionary bonus payout was approved by the Company's Compensation Committee as noted in footnote 3 under column (d) of the Summary Compensation Table.
5Represents options to purchase shares of the Company’s common stock granted under 2017 Plan. The options granted under the 2017 Plan vest ratably such that one-third of the shares covered by the options vest on each of the first three anniversaries of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period; (ii) the first anniversary (as defined in the 2017 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least 5 years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.
6Represents time-vested RSUs granted under the 2017 Plan. These RSUs cliff vest on the third anniversary of the date of grant and will be settled by issuing cash equal to the number of RSUs vesting multiplied by the closing stock price on the vesting date.
7Represents cash-settled Performance RSUs granted under the 2017 Plan. The Performance RSUs are subject to the achievement of a ROIC performance goal during the performance period commencing on January 1, 2020 and ending on December 31, 2021. Additionally, the potential amount of Performance RSUs achieved will be modified based on the Company’s TSR relative to a comparator group. The relative TSR modifier applied will be 75%, 100%, or 125% of the achieved Performance RSUs, but the modifier will not increase the potential number of Performance RSUs received over 200% of the target award granted. The number of achieved performance RSUs will be determined as soon as practicable after the end of the performance period, December 31, 2021.
One-half of the total achieved Performance RSUs will vest on December 31, 2021, subject to the NEO’s continued employment on the vesting date and the Company will settle such total achieved Performance RSUs by issuing cash equal to one-half of the total achieved Performance RSUs multiplied by the closing stock price on the performance achievement determination date. The other half of the total achieved Performance RSUs will vest on December 31, 2022, subject to the NEO’s continued employment on the vesting date, and the Company will settle the remaining one-half of the total achieved Performance RSUs by issuing cash equal to one-half of the total achieved Performance RSUs multiplied by the closing stock price one year from the performance achievement determination date. The determination of the amounts achieved is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section of the Compensation Discussion and Analysis.
8Mr. de Miguel Posada did not receive stock or option awards in 2020.

Outstanding Equity Awards at 2020 Fiscal Year End
The following table sets forth information concerning outstanding equity awards held by the NEOs at December 31, 2020.

	Option Awards(1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($) (3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
(a)	(b)	(c)		(d)	(e)	(f)		(g)		(h)	(i)		(j)
Jeffrey S. Edwards	31,900	—			$66.23	3/20/2024	(4)	5,312	(5)	$184,167	—	(6)	—
	38,900	—			$56.27	2/19/2025	(4)	10,250	(7)	$355,368	12,812	(8)	$444,192
	35,200	—			$68.50	2/18/2026	(4)	23,819	(9)		28,356	(10)	$983,103
	26,573	—			$107.48	2/13/2027	(4)
	16,744	8,373	(11)		$112.71	2/13/2028	(12)
	15,097	30,196	(13)		$74.15	2/14/2029	(12)
	—	101,695	(14)		$25.19	2/13/2030	(12)
Jonathan P. Banas	2,000	—			$68.50	2/18/2026	(4)	899	(5)	$31,168	—	(6)	—
	1,384	—			$107.48	2/13/2027	(4)	1,754	(7)	$60,811	2,192	(8)	$75,997
	3,152	—			$108.00	6/7/2027	(12)	5,002	(9)	$173,419	5,955	(10)	$206,460
	2,832	1,416	(11)		$112.71	2/13/2028	(12)
	2,582	5,166	(13)		$74.15	2/14/2029	(12)
	—	21,356	(14)		$25.19	2/13/2030	(12)
D. William Pumphrey, Jr.	12,800	—			$38.74	2/15/2013	(4)	1,149	(5)	$39,836	—	(6)	—
	10,400	—			$66.23	3/20/2024	(4)	2,118	(7)	$73,431	2,647	(8)	$91,771
	12,100	—			$56.27	2/19/2025	(4)	4,764	(9)	$165,168	5,672	(10)	$196,648
	9,400	—			$68.50	2/18/2026	(4)
	6,735	—			$107.48	2/13/2027	(4)
	3,620	1,810	(11)		$112.71	2/13/2028	(12)
	3,119	6,238	(13)		$74.15	2/14/2029	(12)
	—	20,339	(14)		$25.19	2/13/2030	(12)
Jeffrey DeBest	3,324	1,663	(15)		$117.55	3/1/2028	(12)	6,055	(15)	$209,927	—	(6)	—
	2,682	5,364	(13)		$74.15	2/14/2029	(12)	3,821	(7)	$132,474	2,276	(8)	$78,909
	—	21,356	(14)		$25.19	2/13/2030	(12)	5,002	(9)	$173,419	5,955	(10)	$206,460
Larry Ott	1,833	—			$68.50	2/18/2026	(4)	625	(5)	$21,669	—	(6)	—
	2,444	—			$107.48	2/13/2027	(4)	1,214	(7)	$42,089	1,518	(8)	$52,629
	1,970	985	(11)		$112.71	2/13/2028	(12)	3,018	(9)	$104,634	3,592	(10)	$124,535
	1,788	3,576	(13)		$74.15	2/14/2029	(12)
	—	12,882	(14)		$25.19	2/13/2030	(12)
Juan Fernando de Miguel Posada	3,500	—			$68.50	2/18/2026	(4)	1,146	(5)	$39,732	—	(6)	—
	6,717	—			$107.48	2/13/2027	(4)	1,978	(7)	$68,577	2,472	(8)	$85,704
	3,610	1,805	(11)		$112.71	2/13/2028	(12)
	2,912	5,825	(13)		$74.15	2/14/2029	(12)

1All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s common stock granted to the NEOs under the following plans:
- 2011 Plan (for awards granted in 2014, 2015, 2016, and on February 13, 2017); and
- 2017 Plan (for awards granted on June 7, 2017 and in 2018, 2019, and 2020).
2Represents options which have vested and were exercisable as of December 31, 2020.
3The values in column (h) equal the total number of shares of stock or RSUs listed in column (g) for each NEO multiplied by the value of Company common stock as of December 31, 2020. The values in column (j) equal the total number of shares of stock or Performance RSUs listed in column (i) for each NEO multiplied by the value of Company common stock as of December 31, 2020. The value of common stock as of December 31, 2020 was $34.67 per share, which was the closing price of Company stock listed on the NYSE on that day.

4Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company and its affiliates for any reason not described in clauses (ii) through (iii) above.
5Represents time-vested RSUs granted on February 13, 2018 under the 2017 Plan that had not yet vested as of December 31, 2020. These RSUs cliff vest on the third anniversary of the date of grant.
6Target awards of Performance RSUs were granted in February 2018 under the 2017 Plan to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2018 and ending on December 31, 2020. Performance for 2018 to 2020 paid out at 0% of target. Actual number of units earned are reflected in the table.
7Represents time-vested RSUs granted on February 14, 2019 under the 2017 Plan that had not yet vested as of December 31, 2020. These RSUs cliff vest on the third anniversary of the date of grant.
8Target awards of Performance RSUs were granted under the 2017 Plan in February 2019 to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2019 and ending on December 31, 2021, subject to continued employment during the performance period. The Performance RSUs earned will be settled in 2022. Performance for 2020 was below the threshold level; therefore, the threshold amounts are shown in accordance with SEC rules. The actual number of shares that will be issued is not yet determinable.
9Represents time-vested, cash settled RSUs granted on February 13, 2020 under the 2017 Plan that had not yet vested as of December 31, 2020. These RSUs cliff vest on the third anniversary of the date of grant.
10Target awards of cash-settled Performance RSUs were granted in February 2020 under the 2017 Plan to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2020 and ending on December 31, 2021, subject to continued employment during the performance period. The Performance RSUs earned will be settled 50% in 2022. The remaining 50% earned will be settled in 2023 subject to continued employment. Performance for 2020 was below the threshold level; therefore, the threshold amounts are shown in accordance with SEC rules. The actual number of shares that will be issued is not yet determinable.
11Represents outstanding options granted on February 13, 2018, which have not vested and were unexercisable as of December 31, 2020. These options vest ratably over three years.
12Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period; (ii) the first anniversary (as defined in the 2017 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least 5 years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.
13Represents outstanding options granted February 14, 2019, which have not vested and were unexercisable as of December 31, 2020. These options vest ratably over three years.
14Represents outstanding options granted February 13, 2020, which have not vested and were unexercisable as of December 31, 2020. These options vest ratably over three years.
15Represents outstanding options granted March 1, 2018, which have not vested and were unexercisable as of December 31, 2020. These options vest ratably over three years.

2020 Option Exercises and Stock Vested
The following table sets forth information concerning the exercise of stock options and vesting of stock for each NEO during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Jeffrey S. Edwards	—	—	5,511	$138,822
Jonathan P. Banas	—	—	926	$18,565
D. William Pumphrey, Jr.	—	—	1,397	$35,190
Jeffrey A. DeBest	—	—	—	—
Larry E. Ott	—	—	761	$19,170
Juan Fernando de Miguel Posada	—	—	1,393	$35,090

1The number of shares reported includes the number of shares withheld by the Company for the payment of tax liabilities incurred upon the vesting of restricted stock units.
2The amount represents the market price of the underlying shares on the date of vesting.

2020 Nonqualified Deferred Compensation
The following table sets forth annual contributions, withdrawals, earnings and fiscal year-end balances for each NEO under the Company’s non-qualified Supplemental Executive Retirement Plan (“SERP”) and the 2020 Salary Deferral Program.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (1) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($)(3) (e)	Aggregate Balance at Last FYE ($) (4) (f)
Jeffrey S. Edwards	—	$90,453	$247,060	$535	$1,997,697
Jonathan P. Banas	—	$30,561	$23,251	$178	$187,394
D. William Pumphrey, Jr.	—	$47,662	$83,415	$218	$916,235
Jeffrey A. DeBest	—	$37,460	$10,382	$184	$111,407
Larry E. Ott	—	$30,176	$60,197	$161	$533,880
Juan Fernando de Miguel Posada[5]		$0	$256	$256	$0

1Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the SERP for the 2020 plan year.
2Includes earnings from the SERP for the 2020 plan year plus interest from the Company's 2020 Salary Deferral Program. The interest earned for the Salary Deferral Program was 120% of the weighted average long-term United States applicable federal rate and considered to be an at market interest rate as described in the CD&A. The aggregate earnings from SERP and the Salary Deferral Program are:

Name	2020 SERP Earnings ($)	2020 Salary Deferral Earnings ($)
Jeffrey S. Edwards	$246,525	$535
Jonathan P. Banas	$23,073	$178
D. William Pumphrey, Jr.	$83,197	$218
Jeffrey A. DeBest	$10,198	$184
Larry E. Ott	$60,036	$161
Juan Fernando de Miguel Posada	$0	$256
3Amounts represent the interest earned on base salaries that were deferred from May through August 2020 pursuant to the Salary Deferral Program. The interest was paid to the NEOs in December 2020.
4Of the aggregate total amounts in this column (f), the following SERP contribution amounts have been reported in the Summary Compensation Table for this year and for previous years:

Name	2020 ($)	Previous Years ($)	Total ($)
Jeffrey S. Edwards	$90,453	$1,277,502	$1,367,955
Jonathan P. Banas	$30,561	$111,618	$142,178
D. William Pumphrey, Jr.	$47,662	$40,670	$88,332
Jeffrey A. DeBest	$37,460	$23,566	$61,026
Larry E. Ott	$30,176	—	$30,176
Juan Fernando de Miguel Posada	$0	—	$0
5 Mr. de Miguel Posada is not covered under the SERP.

SERP
The SERP provides a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan.
Under the SERP, benefits are payable after a period of six months from the date of termination. Benefits vest under the SERP at the same time as Company contributions under the CSA Savings Plan vest (generally after two years of service). Accounts under the SERP are credited with hypothetical investment earnings based on participant investment elections made from among the options available under the CSA Savings Plan. From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily via the third-party administrator for the Company’s SERP. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance; the Company does not guarantee any minimum return on investments and accounts are not credited with above-market earnings.
The table below reflects the investment fund options available under the SERP as of December 31, 2020, and the annualized rates of return for the calendar year ended December 31, 2020.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard High Dividend Yield Index Fund Investor Shares	1.14%	Fidelity® US Bond Index	7.80%
Fidelity® 500 Index Fund - Institutional Class	18.40%	T. Rowe Price Retirement 2005 Fund (Class F)	11.45%
American Funds EuroPacific Growth Fund® Class R-5	25.19%	T. Rowe Price Retirement 2010 Fund (Class F)	12.13%
T. Rowe Price Growth Stock Fund	36.93%	T. Rowe Price Retirement 2015 Fund (Class F)	12.85%
T. Rowe Price Retirement Balanced Fund (Class F)	11.54%	T. Rowe Price Retirement 2020 Fund (Class F)	13.46%
T. Rowe Price Stable Value Common Fund A	2.06%	T. Rowe Price Retirement 2025 Fund (Class F)	14.84%
Loomis Sayles Bond Fund Institutional Class	2.14%	T. Rowe Price Retirement 2030 Fund (Class F)	16.07%
DFA U.S. Targeted Value Portfolio Institutional Class	3.77%	T. Rowe Price Retirement 2035 Fund (Class F)	17.25%
Fidelity® Inflation-Protected Bond Index Fund - Institutional Class	10.90%	T. Rowe Price Retirement 2040 Fund (Class F)	18.33%
Hartford MidCap R6	25.06%	T. Rowe Price Retirement 2045 Fund (Class F)	18.80%
Fidelity® Mid Cap Index	17.11%	T. Rowe Price Retirement 2050 Fund (Class F)	18.80%
Fidelity® Small Cap Index	19.99%	T. Rowe Price Retirement 2055 Fund (Class F)	18.77%
Fidelity® International Index	8.17%	T. Rowe Price Retirement 2060 Fund (Class F)	18.75%
Fidelity® Government Money Market K6	0.32%
CSA Savings Plan
The Company maintains the CSA Savings Plan, a tax-qualified 401(k) retirement savings plan pursuant to which all U.S. non-union employees, including eligible NEOs, may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Code. The CSA Savings Plan provides a 40% fixed match on employee contributions of up to 5% of compensation and permits additional discretionary contributions depending on Company performance. An additional non-matching employer contribution of 3% to 5% of compensation (depending on a participant’s age plus years of service with the Company) is also made to the CSA Savings Plan. The account balances for NEOs under the CSA Savings Plan are not reflected in the table above, which reflects only nonqualified benefits.

Potential Payments Upon Termination or Change of Control
After a thorough review of the Executive Severance Pay Plan in June 2020, the Compensation Committee approved the below changes to the plan, which were proposed by FW Cook and management and which the Compensation Committee believes reflects best practices. In connection with the revisions to the Executive Severance Pay Plan, each officer covered under the plan signed a consent form agreeing to the amended plan.
•Expanded the Cause definition to include willful failure to perform duties or comply with directive of the Board, dishonesty, illegal conduct or misconduct, breach of fiduciary duty, embezzlement, misappropriation or fraud, violation of policies or codes of conduct including discrimination and harassment, and engaging in conduct that could cause negative publicity.
•Aligned Change of Control (“COC”) definition with the 2017 Omnibus Incentive Plan.
•Added a 30-day curing period for the Company and removed the reduction in long-term incentives as a qualifier for an executive’s employment to terminate for Good Reason.
•Updated the without COC severance pay definition and payment provision to use current year target bonus percentage to calculate severance (if known) as opposed to prior year target bonus percentage and moved from lump sum severance payment six months after termination of employment to installment payments over the non-compete period.
•Updated the COC severance pay definition and payment provision to:
◦Use higher of base pay (i) immediately in effect prior to COC or (ii) as in effect prior to termination to calculate severance.
◦Use higher of target annual cash incentive (i) immediately prior to COC or (ii) as of the year of termination (or prior year if current year’s target has not yet been set or if a reduction in target bonus triggered Good Reason). Bonus payment will be reduced by any portion of the award that was paid upon COC.
•Expanded coverage in exhibits to include assignment of inventions to the Company, tolling of restricted period if a breach of non-compete or non-solicitation occurs, cessation of severance payments and benefits if restricted covenants are breached, and Equal Employment Opportunity Commission (“EEOC”) statement confirming that executives can file a charge or complaint with the EEOC, but the executive may not collect any monetary or personal relief from such charge or relief.
•Removed (1) 30 day curing period for executives for with cause terminations when the Company’s policies or codes of conduct have been violated, (2) obsolete public offering definition and references as the Company is already public, (3) payment of interest if the Company fails to make timely severance payments, and (4) the requirement to have officers of the Company consent to amendments to the plan, which provides the Compensation Committee with more flexibility to amend the plan in the future.
Mr. de Miguel Posada entered into an employment agreement with the Company which specifically provides for certain benefits upon termination of employment, including termination following a change of control. Messrs. Edwards, Banas, Pumphrey, Jr., DeBest who entered into a Separation Agreement with the Company effective March 1, 2021, and Ott each signed letter agreements upon the commencement of their employment with the Company that do not specifically provide for benefits upon termination of employment but which confirm that these NEOs are covered by the Cooper-Standard Automotive Inc. Executive Severance Pay Plan, as amended and restated on June 17, 2020, (the “Severance Plan”) which provides for benefits upon termination of employment for officers of the Company who are not parties to employment agreements that provide for such benefits. The table below shows estimates of the value of compensation that would be payable to each NEO upon termination of employment with the Company under certain circumstances. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change of control. Amounts presented in the table are calculated as if employment terminated effective December 31, 2020. Payments due to any one of the NEOs upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change of control would produce the same or similar results as those described below if it were to occur on any other date or if the actual circumstances at the time of termination were different.

Amounts accrued under the normal terms of our deferred compensation plans are not included in this table and are instead presented under “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name		Severance Payment(1)	Pension Enhancement (2)	Health/Life(3)	Outplacement Services(4)	Accelerated Vesting of Equity Awards(5)	280G Treatment/Gross Up(6)	Totals
Jeffrey S. Edwards
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$4,760,000	—	$15,776	$50,000	$5,644,345	—	$10,470,121
•	Termination Without Cause with no Change of Control	$4,400,000	—	$15,776	$50,000	—	N/A	$4,465,776
•	Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$5,644,345	N/A	$5,644,345
•	Termination due to Disability	—	—	—	—	$5,644,345	N/A	$5,644,345

Jonathan P. Banas
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,862,500	—	$23,021	$50,000	$1,110,636	—	$3,046,157
•	Termination Without Cause with no Change of Control	$1,312,500	—	$23,021	$50,000	—	N/A	$1,385,521
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$1,110,636	N/A	$1,110,636
•	Termination due to Disability	—	—	—	—	$1,110,636	N/A	$1,110,636

D. William Pumphrey, Jr.
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$2,272,250	—	$23,005	$50,000	$1,147,591	—	$3,492,846
•	Termination Without Cause or Resignation for Good Reason, with no Change of Control	$1,601,250	—	$23,005	$50,000	$189,555	N/A	$1,863,810
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$1,147,591	N/A	$1,147,591
•	Termination due to Disability	—	—	—	—	$1,147,591	N/A	$1,147,591

Name		Severance Payment(1)	Pension Enhancement (2)	Health/Life(3)	Outplacement Services(4)	Accelerated Vesting of Equity Awards(5)	280G Treatment/Gross Up(6)	Totals
	Jeffrey A. DeBest
•	Termination Without Cause with no Change of Control	$1,330,417	—	$14,905	$50,000	—	N/A	$1,395,322.00

Larry E. Ott
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,572,750	—	$15,473	$50,000	$698,995	—	$2,337,218
•	Termination Without Cause with no Change of Control	$1,113,750	—	$15,473	$50,000	$113,848	N/A	$1,293,071
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$698,995	N/A	$698,995
•	Termination due to Disability	—	—	—	—	$698,995	N/A	$698,995

Juan Fernando de Miguel Posada
•	Change of Control Without Termination	—	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,043,110	$94,828	$25,440	—	$378,943	—	$1,542,321
•	Termination Without Cause with no Change of Control	$1,043,110	$94,828	$25,440	—	$81,128	N/A	$1,244,506
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	—	$378,943	N/A	$378,943
•	Termination due to Disability	—	—	—	—	$378,943	N/A	$378,943

1Pursuant to the January 1, 2011 Executive Severance Pay Plan, as amended and restated on June 17, 2020, Messrs. Edwards', Banas', Pumphrey, Jr.'s and Ott's cash severance for termination without cause prior to a change of control is two times for Mr. Edwards and one and a half times for Messrs. Banas, Pumphrey, Jr. and Ott and the sum of (i) their annual base pay as in effect immediately prior to the date of termination plus (ii) their target cash incentive compensation award for the year in which termination occurs, with payments to be made in accordance with the Company's regular payroll schedule over the non-compete period, plus the prorated annual incentive award based on actual performance for the year of termination; for termination without cause after a change of control, Messrs. Edwards', Banas', Pumphrey, Jr.'s and Ott's cash severance is two times the sum of (i) their base pay as in effect immediately prior to the date of termination plus (ii) their target annual cash incentive compensation award for the year in which termination occurs, and will be paid in a single lump sum cash payment, plus (iii) a pro rata portion of the greater of their target or actual annual bonus for the year of termination; for disclosure purposes we have only reported the incremental value by which the target annual incentive exceeds the actual annual incentive, if any.
Pursuant to his Separation Agreement effective March 1, 2021, Mr. DeBest will receive cash severance, paid over the non-compete period of 18 months, in the amount of $1,274,625 which reflects one and a half times the sum of (i) his annual base rate of salary at date of termination plus (ii) his target annual bonus. Mr. DeBest is also entitled to receive a prorated annual incentive award based on actual performance for fiscal year 2021. An estimated prorated portion of the 2021 annual bonus in the amount of $55,792, based on target achievement, is included in the severance payment; however, the actual bonus may differ based on actual fiscal year 2021 performance.
Pursuant to his Separation Agreement which went into effect on July 1, 2020, Mr. de Miguel Posada went on garden leave for an 18-month period through December 31, 2021. During this 18-month garden leave period Mr. de Miguel Posada will continue to receive remuneration, which consists of his (i) base salary; and (ii) annual incentive awards for the fiscal years 2020 and 2021, subject to company results and the AIP terms. The severance payments above reflect 12 months of base salary payments in the amount of $632,188 that Mr. de Miguel Posada will receive during fiscal year 2021, or the remainder of Mr. de Miguel Posada's garden leave. An estimated annual bonus in the amount of $410,922, based on target achievement is included in the severance amount; however, the actual bonus earned may differ based on actual fiscal year 2021 Company performance. The values reported above for Mr. de Miguel Posada were converted to USD from Euros using a conversion factor of 1.2228 as of December 31, 2020.

Further description of the terms applicable to cash severance payments is included under "Terms Applicable to Payments Upon Termination of Employment."
2Messrs. Edwards, Banas, Pumphrey, DeBest and Ott are not entitled to any additional benefit from the Enhanced Investment Savings Plan. Upon termination without cause or by the employee for good reason with or without a change in control, Mr. de Miguel Posada is entitled to the contributions he would have received per his Service Contract had he continued to work for 18 months from July 1, 2020, the date of his 18-month notice. The values for Mr. de Miguel Posada have been converted to USD from Euros using a conversion factor of 1.2228 USD per unit euro as of December 31, 2020.
3Health benefits are continued for the Named Executive Officers and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide for coverage for these benefits in a manner such that (i) benefits provided are substantially similar to those at termination and (ii) recipients of such benefits will not pay higher share of cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under ‘‘Terms Applicable to Payments Upon Termination of Employment.’’
For Messrs. Edwards, Banas, Pumphrey, Jr. and Ott, upon termination without cause or by the employee for good reason with or without a change in control, they are entitled to receive continued health coverage for 18 months.
Pursuant to his Separation Agreement, Mr. DeBest will be entitled to receive health insurance benefits for a period of 18 months following his March 1, 2021 separation from the Company.
For Mr. de Miguel, upon termination without cause or by the employee for good reason with or without change in control, he is entitled to continue to receive his health allowance for 18 months from July 1, 2020. The values for Mr. de Miguel have been converted using a conversion factor of 1.2228 as of December 31, 2020.
4Upon termination without cause (or resignation for good reason) after a change of control, Messrs. Edwards, Banas, Pumphrey, Jr., and Ott are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000. Pursuant to the January 1, 2011 Executive Severance Pay Plan, Messrs. Edwards, Banas, Pumphrey, Jr., and Ott are also entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000 upon termination without cause (or resignation for good reason) prior to a change of control.
5For Messrs. Edwards, Banas, Pumphrey, Jr. Ott and de Miguel Posada, represents the effect of accelerated vesting related to time-based RSUs, stock options, and performance-based RSUs.
In the event of a change in control without termination: For the stock options, time-based RSUs, and performance-based RSUs granted in February 2018, February 2019, and February 2020 pursuant to the award agreements, 100% of all outstanding and unvested options and RSUs would become immediately vested and exercisable if the successor in the change in control does not assume the options or stock units or does not issue replacement awards. For purposes of this disclosure, we have assumed that the awards will be assumed or replaced by the successor of the change in control and, therefore, have not reflected 100% immediate vesting on either the February 2018, February 2019, or February 2020 awards.
As of December 31, 2020, Messrs. Pumphrey, Jr., Ott, and de Miguel Posada met the 2017 Omnibus Incentive Plan definition of Retirement and they were eligible for pro-rata accelerated vesting of outstanding February 2018, February 2019, and February 2020 time-based RSUs and stock option awards. A prorated portion of the award performance-based RSUs will continue to vest in accordance with the grant agreement; awards will payout if the performance goals have been achieved.
In the event of a change in control with termination within two years of the change in control: For all other unvested time-based RSUs and stock options granted in February 2018, February 2019, and February 2020, 100% of the outstanding and unvested grants become fully vested and exercisable. For purposes of this disclosure, we have assumed that 100% of the outstanding and unvested target level of performance-based RSUs granted in February 2018, February 2019, and February 2020 will become fully vested.
In the event of a termination upon death or disability prior to a change in control: For time-based RSUs and stock options granted in February 2018, February 2019, and February 2020, 100% of the unvested awards become fully vested and exercisable. For performance-based RSUs granted in February 2018, February 2019, and February 2020, 100% of the target level of the unvested award become fully vested and exercisable.
Mr. DeBest forfeited all unvested equity awards as of March 1, 2021.

6Upon a change of control of the Company, each executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the Severance Plan, Messrs. Edwards, Banas, Pumphrey, Jr. and Ott will receive the treatment that provides the best after-tax benefit (taking into account the applicable federal, state, and local income taxes and the excise tax) between (i) total payments being delivered in full, or (ii) total payments cutback to such amount so that no portion of such total payments would be subject to the excise tax. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual.
Terms Applicable to Payments upon Termination of Employment
As indicated above, Mr. DeBest has a Separation Agreement with the Company which specifically provides for certain continued benefits upon separation or through the separation period as stated in his agreement. Mr. DeBest’s Separation Agreement follows the terms of the Severance Plan and he is eligible to receive (i) the sum of base pay as in effect as of March 1, 2021 and target annual cash incentive as in effect as of March 1, 2021 multiplied by one and one-half, to be paid over the 18-month non-compete period, (ii) annual incentive award for fiscal year 2021, subject to Company results and the AIP terms, (iii) 18 months of continued health care coverage at active employee rates and (iv) outplacement services.
As previously disclosed, effective January 1, 2020, Mr. de Miguel Posada’s title became Senior Vice President and President, Strategic Projects. In accordance with Mr. de Miguel Posada’s Service Contract, the Company was required to give an 18-month notice prior to termination of employment. Mr. de Miguel Posada’s 18-month notice period commenced on July 1, 2020, and his employment with the Company is expected to end on December 31, 2021.
Pursuant to his Separation Agreement which went into effect on July 1, 2020, Mr. de Miguel Posada went on garden leave for an 18-month period ending December 31, 2021. During this 18-month garden leave period, Mr. de Miguel Posada will continue to receive remuneration, which consists of his (i) base salary and (ii) annual incentive awards for the fiscal years 2020 and 2021, subject to company results and the AIP terms. In addition, Mr. de Miguel Posada will continue to receive (i) accommodation, (ii) a monthly allowance, (iii) his company car, (iv) pension contributions and (v) continued health benefits through the garden leave period ending December 31, 2021. Mr. de Miguel Posada’s previously granted and outstanding long-term incentive equity awards will continue to vest during the garden leave period ending December 31, 2021.
Named Executive Officers Covered by the Executive Severance Pay Plan
The Severance Plan, adopted in 2011 and amended and restated as of June 17, 2020, applies to officers of the Company, including certain of the NEOs (currently Messrs. Edwards, Banas, Pumphrey, Jr. and Ott, the “Covered NEOs”) who are not covered by employment agreements that specifically provide for benefits upon termination of employment. Under the Severance Plan, if a Covered NEO is terminated by the Company without “Cause,” as the term is defined in the Severance Plan and described below, prior to a change of control of the Company, then the Company will pay or provide the following:
•In the case of Mr. Edwards, the sum of his base pay as in effect immediately prior to his termination and the target annual cash incentive amount for the year in which his termination occurs multiplied by two; in the case of Messrs. Banas, Pumphrey, Jr. and Ott, the sum of each executive’s current base pay as in effect immediately prior to their termination and the target annual cash incentive amount for the year in which their termination occurs multiplied by one and one-half. Cash Severance payments are to be made in installment payments over the non-compete period in accordance with the Company’s regular payroll schedule;
•A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on actual performance;
•Continued health insurance coverage at the active employee rate for 18 months following the termination; and
•Outplacement services.
If a Covered NEO terminates employment for “Good Reason,” as the term is defined in the Severance Plan and described below, or is terminated by the Company without Cause during the two-year period following a change of control of the Company, then the Company will pay or provide to the Covered NEO the following:
•The sum of the Covered NEO’s current base pay as in effect immediately prior to termination, or if higher, as in effect immediately prior to the Change in Control and the target annual cash incentive amount for the year in which termination occurs, or if higher, the target annual cash incentive amount for the year preceding the year in which the Change in Control occurs, multiplied by two to be paid in a single lump sum cash payment;
•A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on target performance;
•Continued health insurance coverage at active employee rates for 18 months following the termination; and
•Outplacement services.
Termination for “Cause” under the Severance Plan means termination for any of the following reasons: (i) the executive willfully failed to perform the Executive’s duties (other than and such failure resulting from incapacity due to physical or mental illness); (ii) the executive willfully failed to comply with an valid and legal directive of the Board or the person to whom the Participant reports, where such failure results in harm to the Company or an Affiliate; (iii) the executive engaged in dishonesty, illegal conduct or misconduct, or breach of fiduciary duty which, in each case, results in harm to the Company or any Affiliate; (iv) the executive engaged in embezzlement, misappropriation or fraud, whether or not related to the Executive’s with the Company or an Affiliate; (v) the executive has been convicted of or pled guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work- related, or materially impairs the Participant's ability to perform services for the Company or an Affiliate, or results in reputational or financial harm to the Company or its Affiliates; (vi) the executive violated the Company's or Affiliate’s written policies or codes of conduct which have been provided to (or made available to) the Executive prior to the date of the violation, including but not limited to written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (vii) the executive violated any restrictive covenant agreement in effect with the Company or an Affiliate which violation results in harm to the Company or any Affiliate; or (viii) the executive engaged in conduct that brings or is reasonably likely to bring (if it were publicly known) the Company or any Affiliate negative publicity or into public disgrace, embarrassment, or disrepute.
Termination by an executive for “Good Reason” under the Severance Plan means termination during the two-year period following a change of control of the Company, or the Executive’s death, after any of the following: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties compared to immediately prior to the change of control (subject to cure within 30 days of notice); (ii) a material reduction in base pay or opportunities for incentive compensation other than a reduction that is applied generally to other executives in a similar manner (subject to cure within 30 days of notice); or (iii) a requirement that the executive change his or her principal location of work by more than 50 miles, which requirement is not rescinded by the Company within thirty (30) calendar days after receipt by the Company of written notice from the Executive. The Executive’s refusal to relocate during the notice and cure period described herein shall not be considered “Cause” by the Company to terminate Executive’s employment. In exchange for these benefits, the Covered NEOs would be required to agree to (i) non-competition and non-solicitation provisions for the period represented by the applicable severance multiple, (ii) confidentiality and non-disparagement provisions, and (iii) a release of claims.
A “Change of Control” under the Severance Plan shall have the meaning given in the Company’s 2017 Omnibus Incentive Plan and includes the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Permitted Holders; (ii) any person or group, other than Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company; (iii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; (iv) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company; or (v) the consummation of a plan of complete liquidation or dissolution of the Company.
The Severance Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Covered NEO to excise tax under Internal Revenue Code Section 4999, then the benefits will either be delivered in full or delivered in an amount such that no portion of the benefits would be subject to the excise tax, whichever would result in the receipt by the executive of the greatest benefit on an after-tax basis.
If a Covered NEO’s employment is terminated for any other reason, then no amounts are payable under the Severance Plan.

Ratio of the Annual Total Compensation of the Median-Paid Employee to the CEO
Cooper Standard has approximately 25,000 employees, including over 3,100 contingent workers, with 121 facilities in 21 countries. With our global footprint, a significant percentage (approximately 84%) of our employee population is located outside of the United States. In line with the customary nature of manufacturing organizations, a large segment of our employees is operations-based and paid on an hourly basis (over 78%). To attract and retain employees globally, we pay what we believe to be market competitive rates in each market where we operate. Our pay ratio (i.e. the total annual compensation of our CEO to the median of the annual total compensation of all our employees, other than the CEO (the “CEO Pay Ratio”)) below is a reasonable estimate that has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.
For 2020, to determine the Pay Ratio required by Item 402(u) of Regulation S-K for the 2021 Proxy Statement disclosure, the Company first identified the median employee using our global employee population as of December 31, 2020, which included all global full-time, part-time, temporary, and seasonal employees who were employed on that date. In determining our median employee, we used the consistently applied compensation measure of "gross compensation, excluding equity compensation", which included salary, overtime, shift differential, allowances, bonus payments, and other monetary payments provided by the employer during the period from January 1 through December 31, 2020. We annualized the gross compensation for newly-hired permanent employees who were not employed for the entire year.
Our median employee represents the composition of our workforce, as the individual was located outside of the United States, in Poland, and was in an hourly and production-based position.
Our median employee's 2020 compensation1 was $13,920. Comparing this to the Chief Executive Officer's 2020 compensation ($4,909,345), we estimate that the CEO Pay Ratio2 was 353:1.
Supplemental Ratio: The following is provided in addition to (and not as a substitute for) the required pay ratio disclosed above. If we accounted for the cost of living differences, the ratio of the annual total compensation of our CEO compared to that of the median employee identified above would be reduced approximately 54%. Specifically, the median employee's 2020 total compensation1 with the cost of living adjustment3 would have been $30,542. Comparing this to the Chief Executive Officer's 2020 compensation ($4,909,345), the CEO Pay Ratio would have been 161:1.
The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their compensation practices.
As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

1    The median employee's annual total compensation was calculated using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K.
2    We calculated the total compensation of Mr. Jeffrey Edwards, our CEO, as detailed in the Summary Compensation Table for 2020, and compared it to the median employee’s total compensation for 2020 to arrive at the Pay Ratio.
3    Utilized the World Bank, Price level ratio of PPP Conversion Factor (GDP) to Market Exchange Rate for 2019.

Proposal 3: Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2021
Proposal 3 is the ratification of the Audit Committee’s selection and reappointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2021 fiscal year.
Each year, the Audit Committee reviews the performance, independence, and qualifications of the Company’s independent registered public accounting firm. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2005, and the Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2021. In considering whether to reappoint Ernst & Young LLP in 2021, the Audit Committee considered, among other things:
•all relationships between Ernst & Young LLP and the Company to determine Ernst & Young LLP’s continuing independence;
•Ernst & Young LLP’s knowledge of and expertise in the automotive industry and the Company’s business;
•Ernst & Young LLP’s global capacity and ability to serve the Company’s worldwide operations;
•the qualifications and performance of the audit firm’s partners and managers who are responsible for the audit;
•the quality control procedures the audit firm has established;
•the reasonableness of the fees paid to the audit firm for audit and permitted non-audit services, as more fully described below; and
•the firm’s known legal risks and any significant legal or regulatory proceedings in which it is involved.
Ratification on an advisory basis of the Audit Committee’s reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021 requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are not counted as votes FOR or AGAINST ratification and will therefore have no effect on such vote. If the stockholders fail to ratify the reappointment on an advisory basis, the Audit Committee will reconsider this selection and take such actions as it deems appropriate as a result of such advisory vote. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They are expected to be available to respond to your questions and may make a statement if they desire.

☑	The Board of Directors recommends that the stockholders vote FOR Proposal 3.

Fees and Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is required to pre-approve all services Ernst & Young LLP provides to the Company. All services provided are to conform with SEC and Public Company Accounting Oversight Board permitted services guidelines. All fee and billing arrangements are reviewed with management of the Company prior to the commencement of services. Ernst & Young LLP regularly reports to the Audit Committee on services performed and to be performed by it with respect to which pre-approval is required. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.
During 2019 and 2020, we retained Ernst & Young LLP as the Company’s independent registered public accounting firm to provide services in the following categories and amounts (dollar amounts in thousands):

	2020	2019
Audit fees[1]	$3,789	$4,093
Audit-related fees[2]	$985	$1,464
Tax fees[3]	$1,096	$933
All other fees[4]	$—	$42
Total	$5,870	$6,532

1Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits, and other services that are normally provided by the independent accountants in connection with our regulatory filings.
2Audit-related fees include services related to due diligence in connection with acquisitions and divestitures and audit procedures related to IT implementations..
3Tax fees include services related to tax compliance, tax advice, and tax planning.
4All other fees are related to other advisory services.
The Audit Committee has considered whether the provision of services described under the line items “Tax fees” and “All other fees” are compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and the amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

Report of the Audit Committee
The Audit Committee, which is comprised entirely of directors who have been determined to be independent under the applicable NYSE listing standards and SEC rules, is responsible for the appointment, compensation (including negotiation of fees), and oversight of the Company’s independent registered public accounting firm. As part of its oversight and assessment of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided, the firm’s global capability, and the technical expertise and knowledge of the Company’s global operations and industry. The Audit Committee also considers the impact of changing auditors when assessing whether to retain the current external auditor. In connection with the mandatory rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the lead engagement partner. Based on its assessment, the Audit Committee has determined that its selection of Ernst & Young LLP, as the Company’s independent registered public accounting firm, is in the best interest of the Company.
The Company’s management is primarily responsible for its internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with U.S. GAAP and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed with management the Company’s 2020 audited financial statements.
2.The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed pursuant to the applicable standards adopted by the Public Company Accounting Oversight Board (“PCAOB”), including their evaluation of, and conclusions about, the qualitative aspects of the significant accounting principles and practices applied in the Company’s financial reporting.
3.The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.
4.Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.
Audit Committee
Stephen A. Van Oss, Chair
Robert Remenar
Thomas W. Sidlik

Proposal 4: Approval of the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan
Executive Summary of Proposal and Selected Plan Information

Introduction:	On March 25, 2021, upon recommendation of the Compensation Committee, the Board approved the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan (the “Plan”), subject to stockholder approval at the 2021 Annual Meeting. The Plan will supersede the Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”), which is the only plan under which equity-based compensation may currently be awarded to our executives, non-employee directors, and other employees. The Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”) and the 2017 Plan (collectively, the “Prior Plans”) are the only plans under which equity-based compensation awards to our executives, non-employee directors, and other employees are currently outstanding. Awards currently outstanding under the Prior Plans will remain outstanding under the applicable Prior Plan in accordance with its terms.

We believe that the adoption of the Plan is necessary in order to allow us to continue to use equity awards, including performance awards. We believe that granting equity-based compensation to officers, other key employees and non-employee directors is an effective means to promote the future growth and development of the Company. Equity awards, among other things, further align the interests of award recipients with Company stockholders and enable the Company to attract and retain qualified personnel.

If the Plan is approved by our stockholders, the Plan will become effective on May 20, 2021 (the “Effective Date”), no further awards will be made under the 2017 Plan, and all shares available for grants of awards under the 2017 Plan will roll over to the Plan and become available for grants of awards under the Plan. If our stockholders do not approve the Plan, the 2017 Plan will remain in effect in its current form, subject to its expiration date. However, there could be insufficient shares available under the 2017 Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the Compensation Committee would be required to revise its compensation philosophy and devise other programs to attract, retain, and compensate its officers, non-employee directors, and key employees.
Proposed Share Reserve:	As of the Effective Date, a total of 1,453,092 shares of common stock are reserved for awards granted under the Plan (comprised of solely of the 1,453,092 shares that remained available for grant under the 2017 Plan as of February 28, 2021; no incremental shares are being added). The Plan’s reserve will be reduced by one (1) share for every one (1) share that is subject to an option or stock appreciation right granted under the 2017 Plan after February 28, 2021 and prior to the Effective Date, and one and thirty-two hundredths (1.32) shares for every one (1) share that is subject to an award other than an option or stock appreciation right (such award, a “full-value award”) granted under the 2017 Plan after February 28, 2021 and prior the Effective Date. In addition, to the extent that after February 28, 2021, outstanding awards under the Prior Plans expire or are terminated without the issuance of shares, or if such awards are settled in cash, or if shares are tendered or withheld for payment of taxes on full-value awards, then the shares subject to such awards will be added to the Plan’s reserve.

The Plan’s reserve will be reduced by one (1) share for every one (1) share that is subject to an option or stock appreciation right granted under the Plan and one and thirty-two hundredths (1.32) shares for every one (1) share that is subject to a full-value award granted under the Plan.

Impact on Dilution and Fully-Diluted Overhang:
Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain and ensure that our leadership team is focused on our strategic and long-term growth priorities.

The total fully-diluted overhang as of February 28, 2021, assuming that the entire share reserve is granted in stock options, would be 14.0%, and the total fully-diluted overhang, assuming the share reserve is granted in full-value awards only, would be 12.4%. The Company’s historical practice, which is not currently expected to change, has been to grant a combination of stock options and full-value awards, resulting in overhang between these two levels. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of February 28, 2021.

Our Board believes that the shares of common stock available for issuance represents a reasonable amount of potential equity dilution given our strategic and long-term growth priorities.

Expected Duration of the Share Reserve:	We expect that the share reserve under the Plan, if this proposal is approved by our shareholders, will be sufficient for awards for approximately two years assuming all grants are stock-settled. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the Plan's reserve upon the awards' expiration, forfeiture or cash settlement; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.
Governance Highlights of Plan:
Our Plan incorporates certain governance best practices, including:

☑ Minimum vesting period of one year from the date of grant for all equity-based awards granted under the Plan, with permitted exceptions up to 5% of the share reserve.
☑ No “liberal share recycling” of stock options or stock appreciation rights (“SARs”).
☑ No dividends or dividend equivalents on stock options or SARs.
☑ Dividends and dividend equivalent rights on all other awards are not paid unless and until the underlying award vests.
☑ Minimum 100% fair market value exercise price for stock options and SARs.
☑ No “liberal” change of control definition and no automatic “single-trigger” acceleration on a change of control transaction.
☑ No repricing of stock options or SARs and no cash buyout of underwater options and SARs without stockholder approval, except for adjustments with respect to a change of control or an equitable adjustment in connection with certain corporate transactions

Date of Plan Expiration:	The Plan will terminate on May 20, 2031, unless terminated earlier by the Board, but awards granted prior to such date may be extended beyond that date.

Burn Rate
The following table sets forth information regarding stock-settled, time-vested equity awards granted and performance-based, stock-settled equity awards earned over each of the last three fiscal years:

	2020	2019	2018
Stock Options/SARs Granted	233,732	174,874	95,145
Stock-Settled Time-Vested Restricted Shares/Units Granted*	114,291	189,912	110,905
Stock-Settled Performance-Based Stock Units Earned*	0	0	21,984
Weighted-Average Basic Common Shares Outstanding	16,913,850	17,164,124	17,894,718

* The burn rate figures in the table above are different from disclosure in the Company’s Annual Reports on Form 10-K for the fiscal years ending December 31, 2018, 2019, and 2020 because this table excludes all cash-settled awards and includes performance-based equity awards in the year in which they are earned rather than the year in which they are granted. Per 10-K filings, the cash-settled time-vested restricted stock units granted in 2020, 2019, and 2018 were 54,747, 17,626, and 9,431, respectively, the cash-settled performance stock units granted at target in 2020, 2019, and 2018 were 130,346, 4,316, and 3,010, respectively; and the stock-settled performance stock units granted at target in 2020, 2019, 2018 were 0, 106,507, and 57,260. Amounts shown as vested performance-based stock units each year in the Company’s form 10-K represent target number of units granted net of forfeitures for each award cycle terminating at year-end, irrespective of performance vs. pre-established goals and resulting earned shares, and do not represent the actual number of stock-settled units earned, which is shown in the table above.

Overhang as of February 28, 2021
The following table sets forth certain information as of February 28, 2021, with respect to the Company’s existing equity compensation plans:

Stock Options Outstanding	871,535
Weighted-Average Exercise Price of Outstanding Stock Options	$58.86
Weighted-Average Remaining Term of Outstanding Stock Options	6.47 years
Total Stock-Settled Full-Value Awards Outstanding*	420,991
Basic Common Shares Outstanding as of the Record Date (03/26/2021)	16,942,163
Shares Remaining Available for Future Grant**	1,453,092

* Excludes all cash-settled awards and includes only time-vested restricted stock units (300,683), stock-settled performance share units outstanding at target (88,713), vested and unvested deferred stock units (31,595).

** Reflects shares that remained available for grant under the 2017 Plan as of February 28, 2021. If the Plan is approved by our stockholders, the Plan will become effective on the Effective Date (May 20, 2021), and no further awards will be made under the 2017 Plan. As of the Effective Date, a total of 1,453,092 shares of common stock will be reserved for awards granted under the Plan (comprised solely of the 1,453,092 shares that remained available for grant under the 2017 Plan as of February 28, 2021; no incremental shares are being added), less one share for every one share that is subject to an option or stock appreciation right granted under the 2017 Plan after February 28, 2021 and prior to the Effective Date, and one and thirty-two hundredths (1.32) shares for every one share that is subject to a full-value award granted under the 2017 Plan after February 28, 2021 and prior the Effective Date.

Summary of the Plan
The following is a summary of certain material features of the Plan, which is qualified in its entirety by reference to the complete terms of the Plan attached to this proxy statement as Appendix A. The closing price of a share of our common stock on the New York Stock Exchange on March 26, 2021, was $34.88.

Purpose
The purpose of the Plan is to aid the Company and its affiliates in recruiting and retaining key employees and non-employee directors of outstanding ability and to motivate such individuals to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of awards. The Company expects that it will benefit from the added interest which such key employees and non-employee directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

Eligible Participants
The Compensation Committee, including its delegates, may grant awards to key employees of the Company or its affiliates and non-employee directors of the Company’s Board. Currently, approximately 228 employees and 9 non-employee directors would be eligible to participate in the Plan, although the number of individuals who are selected to participate in the Plan may vary from year to year.

Available Shares
Subject to the adjustment provisions included in the Plan (and the share recycling provisions described below), a total of 1,453,092 shares will be authorized for awards granted under the Plan as of the date of Effective Date. The Plan’s reserve will be reduced by one (1) share for every one (1) share that is subject to an option or SAR granted under the 2017 Plan after February 28, 2021 and prior to the Effective Date, and one and thirty-two hundredths (1.32) shares for every one (1) share that is subject to a full-value award granted under the 2017 Plan after February 28, 2021 and prior the Effective Date. This reserve will be reduced by a “fungible ratio” of one (1) share for every one (1) share that is subject to an option or SAR granted under the Plan, and one and thirty-two hundredths (1.32) shares for every one (1) share that is subject to a full-value award granted under the Plan.

If (i) any shares subject to an award are forfeited, an award expires or an award is settled for cash (in whole or in part) or (ii) or after February 28, 2021 any shares subject to an award granted under the Prior Plans are forfeited, or an award granted under the Prior Plans expires or is settled for cash (in whole or in part), then in each such case the shares subject to such award will, to the extent of such forfeiture, expiration or cash settlement, be added to the shares available for awards under the Plan. In the event that withholding tax liabilities arising from a full-value award, or, after February 28, 2021, a full-value award granted under a Prior Plan, are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld will be added to the shares available for awards under the Plan.
Any shares that again become available for awards under the Plan pursuant to the share recycling provisions described above will be added: (i) as one (1) share for every one (1) share subject to options or SARs granted under the Plan or Prior Plan, and (ii) at the applicable full value award debiting rate for every one (1) share subject to full-value awards granted under the Plan or Prior Plan. The full value award debiting rate means (a) with respect to full-value awards granted under the 2011 Plan after March 31, 2017 or the 2017 Plan prior to or on February 28, 2021, two and one-half (2.5) shares for each one (1) share that is subject to the full-value award; and (ii) with respect to full-value awards granted under the 2017 Plan after February 28, 2021 or under the Plan on or after the Effective Date, one and thirty-two hundredths (1.32) shares for each one share that is subject to the full-value award.

Notwithstanding anything to the contrary, the following shares will not again be available for awards under the Plan: (a) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the Plan or a Prior Plan, (b) shares delivered to or withheld by the Company to pay the withholding taxes relating to an outstanding option or SAR under the Plan or a Prior Plan, (c) shares subject to a stock appreciation right under the Plan or a Prior Plan that are not issued in connection with its stock settlement or exercise, or (d) shares repurchased by the Company on the open market with the proceeds of the exercise of an option under the Plan or a Prior Plan.

Plan Administration
The Compensation Committee is the administrator of the Plan. The Compensation Committee can delegate its duties and powers to any subcommittee thereof, provided that no such delegation is permitted with respect to awards made to Section 16 participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of two or more “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

The Compensation Committee has broad powers to administer and interpret the Plan, including the authority to establish, amend or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Compensation Committee deems necessary or desirable, and has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

Term
Awards may be granted under the Plan from time to time until the Plan is discontinued or terminated by the Board. No award may be granted under the Plan after the tenth anniversary of the approval of the Plan by the stockholders at the annual meeting, but awards granted prior to such date may extend beyond that date.

Adjustments
In the event of any change in our outstanding shares of common stock by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or exchange of shares or any similar corporate transaction, or any distribution to stockholders other than regular cash dividends, the Compensation Committee shall make appropriate adjustments to the Plan or any outstanding awards, which may include (1) the number or kind of shares or other securities issued or reserved for issuance pursuant to outstanding awards or to the Plan, (2) option price or grant price and/or (3) any other affected terms of such awards, including one or more performance goals.

Minimum Vesting Requirement
Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following proviso, equity-based awards (excluding, for this purpose, any (i) substitute awards, (ii) shares delivered in lieu of fully vested cash-denominated awards and (iii) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting) granted under the Plan shall vest no earlier than the first anniversary of the date the award is granted; provided, however, that the Compensation Committee may grant awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the authorized share reserve. (For the avoidance of doubt, this shall not be construed to limit the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of an award, including in cases of death, disability or a change of control.)

Dividends and Dividend Equivalents
The payment of any dividends, dividend equivalents or distributions declared or paid on shares covered by an award shall be deferred until the lapsing of the restrictions imposed upon such awards. The Compensation Committee shall determine if any such deferred dividends or distributions shall be reinvested in additional shares or credited during the deferral period with interest at a rate per annum as the Compensation Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions (together with any interest accrued thereon) shall be made upon the lapsing of the restrictions imposed on such awards, and any such deferred dividends, dividend equivalents or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such awards.

Change of Control
For all outstanding awards, any acceleration of vesting or settlement of an award in connection with a change of control will be determined by the Compensation Committee and set forth in each award agreement. If and to the extent determined by the Compensation Committee in the applicable agreement or otherwise, any awards outstanding immediately prior to a change of control which are unexercisable or otherwise unvested or subject to lapse restrictions may be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be. The Compensation Committee may, but is not obligated to, with respect to some or all of the outstanding awards, (1) cancel such awards for fair value (as determined in the sole discretion of the Compensation Committee), (2) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Plan as determined by the Compensation Committee in its sole discretion, or (3) provide that for a period of at least 15 days prior to the change of control, any options or SARs (that are settled in shares) will be exercisable as to all shares subject thereto and that upon the occurrence of the change of control, such options and SARs will terminate and be of no further force and effect.

Under the Plan, a change of control generally occurs upon the following: (a) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company; (b) the date that any person or group becomes the “beneficial owner,” directly or indirectly, of 50% or more of the total voting power of the voting stock of the Company; (c) a change in the majority composition of our Board of Directors; (d) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company (subject to certain exceptions); or (e) the consummation of a plan of complete liquidation or dissolution of the Company.

Amendments and Termination
The Board may amend, alter or discontinue the Plan. However, the Board may not amend, alter or discontinue the Plan without stockholder consent if such action would (except as is provided pursuant to the adjustment provisions set forth in the Plan) increase the total number of shares reserved for the purposes of the Plan. Also, the Board may not amend, alter or discontinue the Plan without the consent of a participant if such action would diminish any of the rights of the participant under any award previously granted to such participant under the Plan; provided, however, that this restriction would not apply to amendments required by the Code or other applicable laws. Additionally, the Board may not amend the provisions of the Plan that restrict the repricing of options and SARs as described in the last paragraph under “Types of Awards - Stock Options and Stock Appreciation Rights (“SARs”).”

Types of Awards
The Plan authorizes grants of a variety of awards described below. The Compensation Committee may grant options to any participant it selects, and determine the terms and conditions of each award at the time of grant, subject to the limitations set forth in the Plan, including whether payment of awards may be subject to the achievement of performance goals. The terms and conditions of each award will be set forth in a written agreement.

Stock Options and Stock Appreciation Rights (SARs)
•A stock option entitles a participant to purchase a specified number of shares of common stock at a specified exercise price, subject to such terms and conditions as the Compensation Committee may determine. A SAR entitles a participant to receive a payment measured by the excess of the fair market value of a specified number of shares of common stock on the date on which the participant exercises the SAR over a specified grant price, subject to such terms and conditions as the Compensation Committee may determine.

•Except in the case of substitute awards granted in connection with a corporate transaction, the applicable exercise or grant price cannot be less than 100% of the fair market value of a share on the date of grant.

•All options and SARs must terminate no later than ten years after the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option or SAR would expire at a time when the holder of such award is prohibited by applicable law or by the Company's insider trading policy from exercising the option or SAR (the "Closed Window Period"), then such option or SAR shall remain exercisable until the 30th day following the end of the Closed Window Period.

•Options and SARs do not include dividend equivalent rights.

•At the time of exercise, the option price must be paid in full in either cash, delivery of shares, by having the Company withhold a number of shares otherwise deliverable, or in a cashless exercise through a broker or similar arrangement, depending on the terms of the specific award agreement.

•If an SAR is granted in relation to an option, then unless otherwise determined by the Compensation Committee, the SAR will be exercisable or will mature at the same time and on the same conditions that the related option may be exercised or mature. Upon exercise of any number of SARs, the number of shares subject to the related option will be reduced accordingly and such option may not be exercised with respect to that number of shares. The exercise of any number of options that relate to an SAR will likewise result in an equivalent reduction in the number of shares covered by the related SAR.

•Subject to the adjustment provisions set forth in the Plan, the Compensation Committee will not, other than in connection with a change of control, take any of the following actions without the approval of the stockholders of the Company:
a.Reduce the purchase price or base price of any previously granted option or SAR;
b.Cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price;
c.Cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation; or
d.Take any other action that would be treated as a repricing under the rules of the exchange upon which shares of the Company are traded.

Restricted Stock Awards and Restricted Stock Units (“RSUs”)
•Restricted stock awards are shares of common stock that are issued to a participant subject to transfer and other restrictions as the Compensation Committee may determine, such as the continued employment of the participant. RSU awards entitle the participant to receive a payment in cash or shares of common stock equal to the fair market value of one share of common stock, subject to certain restrictions as the Compensation Committee may determine (such as continued employment or meeting certain performance goals, for example, in the case of performance unit awards).

•Restricted stock and restricted stock units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated unless and until the applicable restrictions determined by the Compensation Committee and as set forth in the applicable award agreement have lapsed.

Other Stock-Based Awards
•Subject to the terms of the Plan, the Compensation Committee may grant to participants other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares, either alone or in addition to or in conjunction with other awards, and payable in shares or in cash.

•The Compensation Committee will determine all terms and conditions of the awards; provided that any award that provides for purchase rights will be priced at no less than 100% of the fair market value of the underlying shares on the grant date of the award.

Annual Incentive Awards
•Subject to the terms of the Plan, the Compensation Committee will determine all terms and conditions of an annual incentive award, including but not limited to the performance goals, performance period, the potential amount payable, the type of payment, and the timing of payment.

•The Compensation Committee may determine the payment method of these awards, including allowing for an election between payment methods by the participant.

Long-Term Incentive Awards
•Subject to the terms of the Plan, the Compensation Committee will determine all terms and conditions of a long-term incentive award, including but not limited to the performance goals, performance period, the potential amount payable, the type of payment, and the timing of payment.

•The Compensation Committee may determine the payment method of these awards, including allowing for an election between payment methods by the participant.

Performance Goals
The performance goals the Compensation Committee establishes under the Plan may consist of one or more of the following with respect to the Company or any one or more affiliates or other business units: net income; operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; operating cash flow; free cash flow; net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on stockholder equity; return on invested capital; total stockholder return; relative total stockholder return; return on invested capital; return on capital; return on assets; return on equity; return on investment; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty and/or retention; employee safety; employee engagement; market share; system reliability; cost structure reduction; regulatory outcomes; diversity; cost savings; operating margin; profit margin; sales performance; and internal revenue growth. Any performance goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) or may be adjusted when established (or at any time thereafter) to include or exclude any items otherwise includable or excludable under U.S. GAAP.

Where applicable, the performance goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or as a percentage) in the particular criterion or achievement in relation to a peer group or other index. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

As to each performance goal, the Compensation Committee, in its discretion, may exclude or include the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business or asset; (v) changes in tax or accounting principles, regulations or laws; (vi) currency fluctuations; (vii) mergers, acquisitions or dispositions; (viii) unusual, infrequently occurring and/or non-recurring items of gain or loss that the Company identifies in its audited financial statements, including notes to the financial statements, or Management’s Discussion and Analysis section of the Company’s annual report; and (ix) any other excluded item that the Compensation Committee designates either at the time an award is made or thereafter.

Nontransferability of Awards
No award under the Plan may be transferable or assignable other than by will or the laws of descent and distribution, except that an award agreement may provide that a participant may transfer an award to family members, a trust or entity established for estate planning purposes or a charitable organization.

Recoupment of Awards
All awards granted under the Plan, and any share of stock issued or cash paid pursuant to such awards, are subject to any recoupment, clawback, equity holding, stock ownership, or similar policies adopted by the Company from time to time and any recoupment, clawback, equity holding, stock ownership, or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.

New Plan Benefits
All awards to directors, executive officers and other key employees are made at the discretion of the Compensation Committee as authorized by the Board, and the benefits and amounts that will be received or allocated under the Plan are not determinable at this time.

Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Plan. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Sections 409A and 280G of the Code
Awards under the Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Section 409A are not complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of at the time of payment) and may be subject to an additional 20% income tax and, potentially, interest and penalties. We have sought to structure the Plan, and we expect to seek to structure awards under the Plan, to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance issued pursuant to Section 409A. To the extent that we determine that any award granted under the Plan is subject to Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Section 409A. The Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.

Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant under Code Section 4999.

Stock Options
A participant will not recognize taxable income at the time an option is granted, and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon his or her exercise of a non-qualified stock option equal to the excess of the fair market value of the share purchased over its purchase price, and the Company generally will be entitled to a corresponding deduction.

SARs
A participant will not recognize taxable income at the time SARs are granted, and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount generally is deductible by the Company as compensation expense.

Restricted Stock and Restricted Stock Units
A participant will not recognize taxable income at the time restricted stock that is subject to a substantial risk of forfeiture is granted, and the Company will not be entitled to a tax deduction at that time unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of such restrictions generally is deductible by the Company as compensation expense.

A participant will not recognize taxable income at the time a restricted stock unit is granted, and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized generally is deductible by the Company as compensation expense.

Unrestricted Stock
A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time unrestricted stock is granted. The Company generally is entitled to a corresponding deduction at the time ordinary income is recognized by the participant.

Annual Incentive Awards and Long-Term Incentive Awards
A participant will not recognize taxable income at the time annual incentive awards and long-term incentive awards are granted, and the Company will not be entitled to a tax deduction at that time. Upon settlement of such awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount generally is deductible by the Company as compensation expense.

Dividend Equivalent Rights
A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and the Company will be entitled to a corresponding deduction in the same amount and at the same time.
Required Vote
The affirmative FOR vote of a majority of votes cast at the Annual Meeting is required to approve the Plan. Abstentions are not counted as votes FOR or AGAINST approval of the Plan, and will therefore have no effect on such vote.

☑	The Board of Directors recommends that the stockholders vote FOR Proposal 4.

Submitting Stockholder Proposals and Nominations for the 2022 Annual Meeting
Proposals received from stockholders will be carefully considered by the Company. Any proposal should be directed to the Company’s secretary at 40300 Traditions Drive, Northville, Michigan, 48168. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2021 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act if they are received by the Company on or before December 9, 2021, 120 days before the first anniversary of the mailing date of the 2021 proxy statement.
In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s By-Laws. In order for a proposal to be “timely” under the Company’s By-Laws, it must be received not later than February 19, 2022, and not earlier than January 20, 2022; provided, however, if we hold the 2022 Annual Meeting more than 30 days before or more than 60 days after the anniversary of the 2021 Annual Meeting, notice by stockholders to be timely must be received no earlier than the opening of business on the 120th day prior to the 2022 Annual Meeting date and no later than the close of business on (i) the 90th day prior to the 2022 Annual Meeting date or (ii) the 10th day after the day on which disclosure of the date of the 2022 Annual Meeting is made, whichever is later.
Additional Information
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or by sending a written request to the Company at 40300 Traditions Drive, Northville, Michigan, 48168, Attention: Secretary. If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.
Discretionary Voting of Proxies on Other Matters
As of the date of this proxy statement, there are no other matters that the Company’s management intends to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters are brought before the Annual Meeting in a proper manner, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

Appendix A

COOPER-STANDARD HOLDINGS INC.
2021 OMNIBUS INCENTIVE PLAN

1.Purposes; History
a.The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and non-employee directors of outstanding ability and to motivate such key employees and non-employee directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and non-employee directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
b.Prior to the Effective Date, the Company had in effect the 2017 Cooper-Standard Holdings Inc. Omnibus Incentive Plan (the “2017 Plan”). Upon the Effective Date, no further awards will be granted under the 2017 Plan, and in accordance with Section 3(a), all Shares available for grants of Awards under the 2017 Plan will roll over to the Plan and become available for grants of Awards under the Plan. Awards outstanding under any Prior Plan (as defined below) will continue to be outstanding and will remain subject to all the terms and conditions of such Prior Plan.
2.Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.
Affiliate: With respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with, such first entity.
Agreement: The written or electronic agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.
Award: A grant of Options, Stock Appreciation Rights, Shares of Common Stock, Restricted Stock, Restricted Stock Units, an Incentive Award or any other type of award permitted under and granted pursuant to the Plan.
Board: The Board of Directors of the Company.
Cause: Except as otherwise provided for in an Agreement, Cause (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate which includes a definition of “Cause”, shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, shall mean the Participant’s (1) willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness), (2) willful failure to comply with any valid and legal directive of the Board or the person to whom the Participant reports, where such failure results in harm to the Company or any Affiliate, (3) dishonesty, illegal conduct or misconduct, or breach of fiduciary duty which, in each case, results in harm to the Company or any Affiliate, (4) embezzlement, misappropriation or fraud, whether or not related to his or her employment with the Company or an Affiliate, (5) conviction of or plea of guilty or nolo contendre to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, or materially impairs the Participant’s ability to perform services for the Company or an Affiliate, or results in reputational or financial harm to the Company or its Affiliates, (6) violation of the Company’s or Affiliate’s written policies or codes of conduct which have been provided to (or made available to) the Participant prior to the date of the violation, including but not limited to written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, (7) violation of any restrictive covenant agreement in effect with the Company or an Affiliate which violation results in harm to the Company or any Affiliate, or (8) conduct that brings or is reasonably likely to bring (if it were publicly known) the Company or any Affiliate negative publicity or into public disgrace, embarrassment, or disrepute. For purposes of this definition, (A) no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or any Affiliate; (B) “harm” shall mean more than de minimis harm; and (C) with respect to an act or omission subject to clauses (1) or (2) above, if the underlying act or omission is curable, the Participant’s termination will not be considered to be for “Cause” unless the Board or the Participant’s direct supervisor has notified Participant of such act or omission (which notice must be provided in a manner that enables the Participant to effectuate a cure), and the Participant has failed to correct such act or omission within thirty (30) days of such notification (other than by reason of the incapacity of the Participant due to physical or mental illness). If the Participant’s act or omission could be described in more than one of the clauses above, the Company shall have the discretion to determine which of such clauses (either singly or in combination) shall form the basis for the Participant’s termination for Cause.
Change of Control: Except as otherwise provided for in an Agreement, the occurrence of any of the following events after the Effective Date: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Act) other than Permitted Holders; (ii) any person or group (other than Permitted Holders) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company; (iii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; (iv) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company (each, a “Business Combination”), unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Company’s outstanding Common Stock and of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common or ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s Common Stock and the Outstanding Company Voting Securities, as the case may be; or (v) the consummation of a plan of complete liquidation or dissolution of the Company.
Notwithstanding anything in the Plan or an applicable Agreement, if an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if the payment of compensation under such Award would be triggered upon an event that otherwise would constitute a “Change of Control” but that would not constitute a change of control for purposes of Code Section 409A, then such event shall not constitute a “Change of Control” for purposes of the payment provisions of such Award.
Code: The Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretive guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
Committee: The Board or any committee to which the Board delegates duties and powers hereunder; such committee shall be comprised solely of at least two Directors, each of whom must qualify as a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Act.

Common Stock: The shares of common stock, par value $0.001 per share, of the Company.
Company: Cooper-Standard Holdings Inc., a Delaware corporation.
Director: A non-employee member of the Board.
Disability: Except as otherwise provided for in an Agreement, Disability means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the Participant’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.
Effective Date: The effective date of the Plan is May 20, 2021, contingent on stockholders’ approval of the Plan at the Company’s 2021 annual meeting of stockholders.
Employment: The term “Employment” as used herein shall be deemed to refer to a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates or to a Participant’s services as a Director. For the avoidance of doubt, a Participant’s Employment shall be deemed to remain in effect so long as the Participant is either an employee of the Company or any of its Affiliates or a Director.
Fair Market Value: On a given date, (i) the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, (ii) if the Shares are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that market, or (iii) if the Shares are not quoted or traded on a stock market, exchange, or over-the-counter market, the Fair Market Value of the Shares will be as determined in good faith by the Committee. Notwithstanding the forgoing, in the event of a sale of Shares on the market or exchange (as in, for example, a “same day sale” or “sell to cover” transaction), the Fair Market Value of a Share will be the price obtained in the sale transaction for such Share.
Full Value Award: Full Value Award means any Award of Shares of Common Stock, Restricted Stock, Restricted Stock Units, an Incentive Award or any other type of Award permitted under and granted pursuant to the Plan, other than Options, Stock Appreciation rights, or any other similar type of appreciation award permitted under and granted pursuant to the Plan.
Full Value Award Debiting Rate: The Full Value Award Debiting Rate means (i) with respect to Full Value Awards granted under the 2011 Plan after March 31, 2017 or the 2017 Plan prior to or on February 28, 2021, 2.5 Shares for each one Share that is subject to the Full Value Award; and (ii) with respect to Full Value Awards granted under the 2017 Plan after February 28, 2021 or under the Plan on or after the Effective Date, 1.32 Shares for each one Share that is subject to the Full Value Award.
Good Reason: Good Reason, when used in an Agreement, either (i) shall have the same meaning as such term (or any similar term) is given in any employment agreement in effect between the Participant and the Company or any Affiliate, or in any severance policy or plan covering the Participant; or (ii) where either no such agreement, policy or plan is in effect or such agreement, policy or plan does not include a definition of Good Reason (or similar term), means any of the following: (1) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties of the Participant; (2) a material reduction in the Participant’s base salary or opportunities for short-term cash incentive compensation pursuant to any short-term cash incentive compensation plan or program established by the Company other than a reduction which is applied generally to other similarly-situated employees in a similar manner; or (3) relocation of the Participant’s principal place of work in excess of fifty (50) miles from the Participant’s then principal place of work; provided that none of the events described in (1) through (3) is remedied by the Company within thirty (30) calendar days after the receipt by the Company of written notice from the Participant of such change or reduction. Participant must give the Company a written notice identifying the change, reduction or breach to which the notification relates within ninety (90) days of the initial existence of the conditions giving rise to such change, reduction or breach. Failure of the Participant to timely provide notice to the Company shall be deemed to constitute the Participant’s consent to such change, reduction or breach and the Participant shall thereafter waive his right to terminate for Good Reason as a result of such specific change, reduction or breach. For the Participant to be considered to have terminated for “Good Reason”, the Participant must terminate employment no later than sixty (60) days following the end of the Company’s cure period. Notwithstanding the foregoing, if an Agreement contains a specific definition of Good Reason that is different from the foregoing, then the definition in such Agreement shall apply in lieu of the provisions above.
Incentive Award: The right to receive a payment to the extent Performance Goals are achieved, including “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 11.
Option: A non-qualified stock option granted pursuant to Section 6.
Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a).
Participant: A key employee or Director of the Company or its Affiliates who is selected by the Committee to participate in the Plan.
Performance Goals: Any goals the Committee establishes that may relate to one or more of the following with respect to the Company or any one or more Affiliates or other business units: net income; adjusted EBITDA, operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes, and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; operating cash flow, free cash flow, net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on stockholder equity; return on invested capital, total stockholder return; relative total stockholder return; return on capital; return on assets; return on equity; return on investment; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty and/or retention; employee safety; employee engagement; market share; system reliability; cost structure reduction; regulatory outcomes; diversity; cost savings; operating goals; operating margin; profit margin; sales performance; and internal revenue growth. As to each Performance Goal, the Committee, in its discretion, may exclude or include the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business or asset; (v) changes in tax or accounting principles, regulations or laws; (vi) currency fluctuations; (vii) mergers, acquisitions or dispositions; (viii) unusual, infrequently occurring and/or non-recurring items of gain or loss that the Company identifies in its audited financial statements, including notes to the financial statements, or Management’s Discussion and Analysis section of the Company’s annual report; and (ix) any other excluded item that the Committee designates either at the time an Award is made or thereafter. In addition, the Committee may establish other Performance Goals not listed in this Plan and may make any adjustments to such Performance Goals as the Committee determines. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Any Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) or may be adjusted when established (or at any time thereafter) to include or exclude any items otherwise includable or excludable under U.S. GAAP.

Permitted Holders: Any and all of (i) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its Affiliate, or (ii) any corporation or other person of which a majority of its voting power of its voting securities or equity interest is owned, directly or indirectly, by the Company.
Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
Plan: The Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan, as amended and restated from time to time.
Prior Plans: The Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”) and the Cooper-Standard Holdings, Inc. 2017 Omnibus Incentive Plan, each as amended and restated from time to time.
Restricted Stock: The shares of Common Stock granted pursuant to the Restricted Stock Awards.
Restricted Stock Awards: Awards of Restricted Stock granted pursuant to Section 8.
Restricted Stock Unit: The right to receive cash and/or Shares of Common Stock the value of which is equal to the Fair Market Value of one Share of Common Stock, granted pursuant to Section 8.
Retirement: Except as otherwise provided for in an Agreement, termination of employment with the Company and its Affiliates (without Cause) on or after (1) attainment of age 65 or (2) attainment of age 60 with five (5) years of service. For purposes hereof, “years of service” means the employee’s total years of employment with the Company and any Affiliate, including years of employment with an entity that is acquired by the Company prior to such acquisition.
Rule 16b-3: Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Act.
Section 16 Participants: Participants who are subject to the provisions of Section 16 of the Act.
Share: A share of Common Stock.
Stock Appreciation Right or SAR: The right of a Participant to receive cash, and/or Shares with a Fair Market Value equal to the appreciation of the Fair Market Value of a Share during a specified period of time, granted pursuant to Section 7.
Subsidiary: Any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.
Substitute Award: An Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.
3.Shares Subject to the Plan
a.Subject to adjustment as provided in this Section 3 and Section 12, a total of 1,453,092 Shares1 shall be authorized for Awards granted under the Plan as of the Effective Date, reduced by one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted under the 2017 Plan after February 28, 2021 and prior to the Effective Date, and one and thirty-two hundredths (1.32) Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted under the 2017 Plan after February 28, 2021 and prior to the Effective Date. Any Shares granted under the Plan that are
1 Comprised soley of the 1,453,092 Shares that remained available for grant under the 2017 Plan as of February 28, 2021. No incremental Shares were added. Upon the Effective Date, no further awards will be granted under the 2017 Plan.

subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares granted under the Plan that are subject to Full Value Awards shall be counted against this limit at the Full Value Award Debiting Rate.
b.If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part) or (ii) after February 28, 2021 any Shares subject to an award granted under the Prior Plans are forfeited, or an award granted under the Prior Plans expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award granted under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with Section 3(d) below. In the event that withholding tax liabilities arising from a Full Value Award, or, after February 28, 2021, an award other than an option or stock appreciation right granted under a Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3(a): (i) Shares tendered by the Participant or withheld by the Company in payment of an Option Price or, after February 28, 2021, the purchase price of an option granted under a Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or, after February 28, 2021, options or stock appreciation rights granted under a Prior Plan, (iii) Shares subject to a Stock Appreciation Right or, after February 28, 2021, a stock appreciation right granted under a Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after February 28, 2021, options granted under a Prior Plan.
c.The number of Shares available for Awards under this Plan shall not be reduced by (i) the number of Shares subject to Substitute Awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).
d.Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added (i) as one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and (ii) at the applicable Full Value Award Debiting Rate for every one (1) Share subject to Full Value Awards granted under the Plan or grants other than options or stock appreciation rights granted under a Prior Plan.
4.Administration
a.The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; provided, however, that, on and after the first day on which a registration statement registering the Common Stock under Section 12 of the Act becomes effective, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of two or more “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Notwithstanding the foregoing, no outstanding Award may be amended pursuant to this Section 4 without compliance with Section 16(a).
b.The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award, and the Company shall have no obligation to deliver Shares under an Award unless and until such amount is so paid. Unless the Committee specifies in an Agreement or otherwise, the Participant may elect to satisfy a portion or all of the Company’s withholding tax obligations by (a) delivery of Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant under the Award, in each case having a Fair Market Value equal to such withholding tax amount, provided that the withholding tax amount may not exceed the total maximum statutory tax rates associated with the transaction.
c.Minimum Vesting Schedule. Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following proviso, equity-based Awards (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash-denominated Awards and (iii) Awards to non-employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting) granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available Shares (the “5% Exception Limit”) authorized for issuance under the Plan pursuant to Section 3 above (subject to adjustment under Section 12). For the avoidance of doubt, this Section 4(c) shall not be construed to limit the Committee’s discretion to provide for accelerated exercisability or vesting of an Award, including in cases of death, Disability or a Change in Control.
d.Treatment of Dividends and Dividend Equivalents. Notwithstanding anything in the Plan to the contrary, to the extent that an Award provides for the receipt of dividends or dividend equivalent payments, the payment to the Participant of any such dividends, dividend equivalents or distributions declared or paid on such Award, awarded to the Participant shall be subject to the same risk of forfeiture and vesting as the underlying Award and deferred until the lapsing of the restrictions imposed upon such Award or the settlement of such Award, as applicable. The Committee shall determine if any such deferred dividends, dividend equivalents or distributions shall be reinvested in additional Shares or credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends, dividend equivalents, or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Award or the settlement of such Award, as applicable, and any such deferred dividends, dividend equivalents, or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Award. For the avoidance of doubt, no Participant shall have any rights to dividends or other rights of a shareholder as a result of the grant of an Option or SAR until after the Option or SAR is exercised and Shares subject to the Option or SAR are issued. No Option or SAR shall include dividend equivalent rights.
5.Limitations
No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.
6.Terms and Conditions of Options
The Committee may grant Options to any Participant it selects. Options granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine and set forth in an Agreement between the Company and the Participant:
a.Option Price.
The Option Price shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the applicable Option is granted. The grant date of an Option may not be any day prior to the date the Committee approves the Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the purchase price per share of the Shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.
Subject to Section 12, the Committee shall not without the approval of the shareholders of the Company, (i) reduce the Option Price of any previously granted Option, (ii) cancel any previously granted Option in exchange for another Option with a lower Option Price, (iii) cancel any previously granted Option in exchange for cash or another award if the Option Price of such Option exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation (other than in connection with a Change of Control), or (iv) take any other action that would be treated as a repricing under the rules of the exchange upon which Shares of the Company are traded.
b.Vesting. Subject to Sections 4(c) and 12(b), each Option shall become vested at such times as may be designated by the Committee and set forth in the applicable Agreement.
c.Exercisability. Options shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee and set forth in the applicable Agreement, but in no event shall an Option be exercisable more than ten years after the date it is granted; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an Option would expire at a time when the holder of such Option is prohibited by applicable law or by the Company’s insider trading policy from exercising the Option (the “Closed Window Period”), then such Option shall remain exercisable until the thirtieth (30th) day following the end of the Closed Window Period.
d.Exercise of Options. Except as otherwise provided in the Plan or in an Agreement, an Option may be exercised for all, or from time to time, any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date the Participant makes payment pursuant to clauses (i), (ii), (iii), (iv) or (v) of the following sentence. Except as otherwise provided for in the Agreement, the Participant shall pay in full the Option Price for the Shares as to which an Option is exercised at the time of exercise at the election of the Participant (i) in cash or its equivalent, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares are not subject to a security interest or pledge, (iii) partly in cash and partly in such Shares, (iv) subject to such rules as the Committee prescribes, by having the Company withhold a number of Shares otherwise deliverable upon exercise of the Option having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased, or (v) if there is a public market for the Shares at such time and if the Committee has authorized or established any required plan or program, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder as a result of the grant of an Option until after the Option is exercised and Shares subject to the Option are issued. No Option shall include dividend equivalent rights.
e.Attestation. Wherever in this Plan or any Agreement a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.
7.Stock Appreciation Rights.
The Committee may grant SARs to any Participant it selects. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the grant date, which may not be any day prior to the date that the Committee approves the grant; (c) the number of Shares to which the SAR relates; (d) the grant price, which (i) for a SAR granted independently of an Option may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant and (ii) for a SAR granted in relation to an Option shall be the Option Price of the related Option; (e) subject to Section 4(c), the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that a SAR must terminate no later than ten (10) years after the date of grant; provided, however, that (other than as would otherwise result in violation of Section 409A of the Code), to the extent a SAR would expire during a Closed Window Period, then such SAR shall remain exercisable until the thirtieth (30th) day following the end of the Closed Window Period; and (g) whether the SAR will be settled in cash, Shares or a combination thereof. No Participant shall have any rights to dividends, dividend equivalents, or other rights of a shareholder with respect to Shares to which the SAR relates. If a SAR is granted in relation to an Option, then unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to a SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.
Notwithstanding the foregoing, in the case of a SAR that is a Substitute Award, the grant price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate grant price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate grant price of such shares.
Subject to Section 12, the Committee shall not without the approval of the shareholders of the Company, (i) reduce the grant price of any previously granted SAR, (ii) cancel any previously granted SAR in exchange for another SAR with a lower grant price, (iii) cancel any previously granted SAR in exchange for cash or another award if the grant price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation (other than in connection with a Change of Control), or (iv) take any other action that would be treated as a repricing under the rules of the exchange upon which Shares of the Company are traded.
8.Restricted Stock Awards and Restricted Stock Units
a.Grant. The Committee shall grant Restricted Stock Awards and Restricted Stock Unit Awards to any Participant it selects, which shall be evidenced by an Agreement between the Company and the Participant. Awards of Restricted Stock Units may be presented as performance unit awards. Subject to Section 4(c), each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine (including, without limiting the generality of the foregoing, that such Agreement may require that an appropriate legend be placed on Share certificates and, in the case of performance unit awards, the Performance Goals, performance period and target payout). Awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.
b. Rights of Participant. A stock certificate or certificates with respect to the Shares of Restricted Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted, provided that the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares; provided further that the Committee may determine instead that such Shares shall be evidenced by book-entry registration. If a Restricted Stock Unit is settled in Shares, a stock certificate or certificates with respect to such Shares shall be issued in the name of the Participant as soon as reasonably practicable after, and to the extent of, such settlement. If a Participant shall fail to execute the Agreement evidencing a Restricted Stock Award or Restricted Stock Unit, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, any certificates issued in connection with a Restricted Stock Award or settlement of a Restricted Stock Unit shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the applicable Agreement, upon delivery of the certificates to the escrow agent or the book-entry registration, as applicable, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and subject to Section 8(e), to receive all dividends or other distributions paid or made with respect to such Shares.
c. Non-transferability. Until all restrictions upon the Shares of Restricted Stock or Restricted Stock Units awarded to a Participant shall have lapsed in the manner set forth in Section 8(d), such Shares or such Restricted Stock Unit, as applicable, shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.
d.Lapse of Restrictions. Except as set forth in Section 12(b), restrictions upon Shares of Restricted Stock or upon Restricted Stock Units awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The applicable Agreement shall set forth any such restrictions.
e.Treatment of Dividends and Dividend Equivalents. To the extent that an Award provides for the receipt of dividends or dividend equivalent payments, the payment to the Participant of any such dividends, dividend equivalents or distributions declared or paid on such Shares of Restricted Stock or on Shares underlying a

Restricted Stock Unit, awarded to the Participant shall be subject to the same risk of forfeiture and vesting as the underlying Award and deferred until the lapsing of the restrictions imposed upon such Shares or the settlement of such Restricted Stock Unit, as applicable. The Committee shall determine if any such deferred dividends, dividend equivalents or distributions shall be reinvested in additional Shares or credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends, dividend equivalents, or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Shares or the settlement of such Restricted Stock Units and any such deferred dividends, dividend equivalents, or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Shares or such Restricted Stock Units.
9.Other Stock-Based Awards.
a.Grant. Subject to the terms of this Plan, the Committee may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Shares or in cash. Without limitation, such Award may include the issuance of unrestricted Shares, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Shares from the Company. Subject to Section 4(c), the Committee shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at no less than 100% of the Fair Market Value of the underlying Shares on the grant date of the Award and such purchase rights shall be subject to the terms and conditions of an Option under Section 6 above.
b.Treatment of Dividends and Dividend Equivalents. To the extent that an Award provides for the receipt of dividends or dividend equivalent payments, the payment to the Participant of any such dividends, dividend equivalents or distributions declared or paid on Shares covered by an Award under this Section 9 shall be subject to the same risk of forfeiture and vesting as the underlying Award and deferred until the lapsing of the restrictions imposed upon such Awards. The Committee shall determine if any such deferred dividends or distributions shall be reinvested in additional Shares or credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Awards and any such deferred dividends, dividend equivalents or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Awards.
10.Annual Incentive Awards
Subject to the terms of this Plan (including Section 4(c), if applicable), the Committee will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, provided that payment will be in cash except to the extent that the Committee determines that payment will be made in the form of a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of grant equal to the amount payable with respect to the Annual Incentive Award; provided, further, that any such determination by the Committee or election by the Participant must be made in accordance with the requirements of Code Section 409A.
11.Long-Term Incentive Awards
a.Grant. Subject to the terms of this Plan (including Section 4(c), if applicable), the Committee will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, provided that payment will be made as determined by the Committee in the form of a grant of Shares of Common Stock, Restricted Stock, Restricted Stock Units or cash, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of grant equal to the amount payable with respect to the Long-Term Incentive Award; provided, further, that any such determination by the Committee or election by the Participant must be made in accordance with the requirements of Code Section 409A.

b.Treatment of Dividends and Dividend Equivalents. To the extent that an Award provides for the receipt of dividends or dividend equivalent payments, the payment to the Participant of any such dividends, dividend equivalents or distributions declared or paid on Shares covered by a Long-Term Incentive Award under this Section 11 shall be subject to the same risk of forfeiture and vesting as the underlying Award and deferred until the lapsing of the restrictions imposed upon such Awards. The Committee shall determine if any such deferred dividends, dividend equivalents, or distributions shall be reinvested in additional Shares or credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends, dividend equivalents or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Awards and any such deferred dividends, dividend equivalents or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Awards.
12.Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
a.Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, or any other transaction which in the judgment of the Board necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Plan, the Committee shall make such substitution or adjustment, in such manner as it deems equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price or grant price and/or (iii) any other affected terms of such Awards, including one or more Performance Goals.
Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in a manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number.
b.Change of Control. For all outstanding Awards, any acceleration of vesting or settlement of an Award in connection with a Change of Control shall be determined by the Committee and set forth in each Agreement. If and to the extent determined by the Committee in the applicable Agreement or otherwise, any Awards outstanding immediately prior to the Change of Control which are unexercisable or otherwise unvested or subject to lapse restrictions may be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, in whole or part as of immediately prior to a Change of Control and the Committee may, but shall not be obligated to, with respect to some or all of the outstanding Awards (i) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options) over the aggregate exercise price of such Options or (ii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (iii) provide that for a period of at least 15 days prior to the Change of Control, any such Options or SARs (that are settled in Shares) shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Options and SARs shall terminate and be of no further force and effect.
13.No Right to Employment or Awards
The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14.Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator, beneficiary or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
15.Nontransferability of Awards
No Award shall be transferable or assignable by the Participant other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such Award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant in accordance with the terms of such Award.
16.Amendments and Termination
a.Authority to Amend or Terminate. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (i) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 12 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or if shareholder approval is otherwise required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or (ii) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding the foregoing, the Board may not amend the provisions of the last paragraph of Sections 6(a) and 7 that restrict the repricing of Options and SARs.
b.Survival of Authority and Awards. To the extent provided in the Plan, the authority of (i) the Committee to amend, alter, adjust, suspend, discontinue or terminate any Award, waive any conditions or restrictions with respect to any Award, and otherwise administer the Plan and any Award and (ii) the Board or Committee to amend the Plan, shall extend beyond the date of the Plan’s termination. Termination of the Plan shall not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.
17.International Participants
With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of Awards (including granting restricted stock units payable in cash or stock, in lieu of restricted stock) and/or establish special terms under the Plan with respect to such Participants in order to conform such terms to the requirements of local law or to address local tax, securities or legal concerns.
18.Choice of Law; Severability
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.
If any provision of the Plan or any Agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or (b) would disqualify the Plan, any Agreement or any Award under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such Agreement or such Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan, such Agreement and such Award shall remain in full force and effect.
19.Code Section 409A; No Guarantee of Tax Treatment
a.Construction. Notwithstanding any other provision to the contrary, the Plan and the Awards issued hereunder are intended to comply with or be exempt from the requirements of Code Section 409A, to the extent applicable, and the Plan and Awards shall be interpreted to avoid any additional tax under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A. If any Plan provision or Award hereunder would result in the imposition of additional tax under Code Section 409A, the Company intends that the Plan provision or Award will be reformed to avoid imposition, to the extent possible, of the additional tax, and no action taken to comply with Code Section 409A shall be deemed to adversely affect the Participant’s rights to an Award. The Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the Plan or any Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to meet the requirements of Code Section 409A as the Committee deems appropriate or desirable.
b.Separation from Service. Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan or any Award hereunder providing for the payment of “deferred compensation” (within the meaning of Code Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h) and, for purposes of any such provision of this Plan or any Award hereunder, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”
c.Specified Employees. Notwithstanding any provision to the contrary and to the extent that Code Section 409A (including Code Section 409A(a)(2)(b)) is applicable to the Plan or any Award hereunder, if on the date of a Participant’s separation from service, he or she is a “specified employee” (as such term is defined in Code Section 409A(a)(2)(B)(i) and its corresponding regulations) as determined by the Committee, then the amount of an Award that constitutes deferred compensation subject to the requirements of Code Section 409A that are payable within the six (6) month period following such Participant’s separation from service shall be postponed for a period of six (6) months following the separation from service with the Company (or any successor thereto) to the extent necessary to avoid the imposition of taxes under Code Section 409A. Any payments delayed pursuant to this subsection will be made in a lump sum on the Company’s first regularly scheduled payroll date that follows such six (6) month period or, if earlier, the date of the Participant’s death.
d.No Guarantee. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (a) any Award intended to be exempt from Code Section 409A shall be so exempt, (b) any Award intended to comply with Code Section 409A shall so comply, (c) any Award shall otherwise receive a specific tax treatment under any other applicable tax law.
20.Recoupment of Awards
All Awards granted under this Plan, and any Stock issued or cash paid pursuant to such Awards, shall be subject to (a) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time and (b) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.
21.General Restrictions
Notwithstanding any other provision of the Plan, the granting of Awards under the Plan and the issuance of Shares in connection with such Awards, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, and the Company shall have no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.
22.Committee
No member of the Committee or the Board shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee and the Board, and each officer or member of any other committee to whom a delegation under Section 4 has been made, for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions, taken in good faith, in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

23.Effectiveness of the Plan
The Plan shall be effective on the date of its approval by the stockholders of the Company at the 2021 annual meeting. This Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event the 2017 Plan shall continue in effect.

COOPER-STANDARD HOLDINGS INC. ATTN: JOANNA M. TOTSKY 40300 Traditions Drive Northville, Michigan, 48168
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions, your questions to management and your request for electronic delivery of proxy materials up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CPS2021

You will be able to attend and vote at the Annual Meeting via the Internet by visiting the website referenced right above. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COOPER-STANDARD HOLDINGS INC.
The Board of Directors recommends you vote FOR the listed nominees.

1.	Election of Directors	For	Against	Abstain	The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.
	1a. John G. Boss	☐	☐	☐			For	Against	Abstain
	1b. Jeffrey S. Edwards	☐	☐	☐	2.	Advisory Vote on Named Executive Officer Compensation.	☐	☐	☐
	1c. Richard J. Freeland	☐	☐	☐	3.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
	1d. Adriana E. Macouzet-Flores	☐	☐	☐	4.	Approval of the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan	☐	☐	☐
	1e. David J. Mastrocola	☐	☐	☐	NOTE: Conduct such other business as may properly come before the meeting or any adjournment thereof.
	1f. Justin E. Mirro	☐	☐	☐
	1g. Robert J. Remenar	☐	☐	☐
	1h. Sonya F. Sepahban	☐	☐	☐
	1i. Thomas W. Sidlik	☐	☐	☐
	1j. Stephen A. Van Oss	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com
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COOPER-STANDARD HOLDINGS INC.
Annual Meeting of Stockholders
May 20, 2021 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey S. Edwards and Joanna M. Totsky, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 20, 2021, at www.virtualshareholdermeeting.com/CPS2021, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side